EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED

INITIAL PUBLIC OFFERING AND SPLIT-OFF AGREEMENT

DATED AS OF JUNE 18, 2004

AMONG

VIACOM INC.

VIACOM INTERNATIONAL INC.

AND

BLOCKBUSTER INC.

32

33

34

AMENDED AND RESTATED

INITIAL PUBLIC OFFERING AND SPLIT-OFF AGREEMENT

AMENDED AND RESTATED INITIAL PUBLIC OFFERING AND SPLIT-OFF AGREEMENT (this “Agreement”) dated as of June 18, 2004, among Viacom Inc., a Delaware corporation (“Viacom”), Viacom International Inc., a Delaware corporation and a wholly owned subsidiary of Viacom (“Viacom International”), and Blockbuster Inc., a Delaware corporation and an indirect subsidiary of Viacom (“Blockbuster”). Certain capitalized terms used herein are defined in Article I of this Agreement.

RECITALS

WHEREAS, since September 29, 1994, Viacom has owned a substantial portion of Blockbuster’s equity;

WHEREAS, Viacom presently intends to split off Blockbuster in a tax-free transaction;

WHEREAS, on August 16, 1999, Blockbuster issued shares of its common stock in an initial public offering registered under the Securities Act of 1933, as amended; and

WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding such initial public offering and such split-off.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

IDEFINITIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Actual Knowledge” means with respect to any individual, the current, conscious actual knowledge of such individual, solely in his or her capacity as an officer of either Blockbuster or Viacom, as applicable, and without any personal liability therefor, and without any duty to confirm, or to personally investigate, or inquire as to, the accuracy or completeness of the matters that are the subject of such individual’s knowledge.

“Affiliates” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person; provided, however, that prior to the Split-Off Date, Affiliates of Blockbuster or Viacom shall only include Persons who would be affiliates of Blockbuster or Viacom, respectively, assuming that the Split-Off Date had occurred immediately prior to the determination as to whether such Person was an affiliate of Blockbuster or Viacom, respectively.

“Agreement” has the meaning ascribed thereto in the Preamble.

“Allocation” has the meaning ascribed thereto in Section 5.06(d).

“Ancillary Agreements” means the Registration Rights Agreement, Transition Services Agreement, the Indemnity Letter, the Release and Indemnification Agreement, the Insurance Agreement and the Tax Matters Agreement.

“Annual Financial Statements” has the meaning ascribed thereto in Section 5.01(v).

“Applicable Stock” means at any time the (i) shares of Blockbuster Common Stock owned by Viacom and its Affiliates that were owned on the date of the Original Agreement, plus (ii) shares of Blockbuster Class B Common Stock purchased by Viacom and its Affiliates pursuant to Article VII, plus (iii) shares of Blockbuster Common Stock that were issued to Viacom and its Affiliates in respect of shares described in either clause (i) or clause (ii) in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event.

“Approved L/C Issuer” means (i) with respect to the initial Letter of Credit issued under Blockbuster’s initial Letter of Credit Facility pursuant to Section 5.05, one or more financial institutions included in Blockbuster’s initial Letter of Credit Facility or otherwise reasonably satisfactory to Viacom and (ii) with respect to any subsequent Letter of Credit issued pursuant to Section 5.05, (A) one or more financial institutions each having total assets of at least $40 billion and credit ratings of A+ by Standard & Poor’s and A1 by Moody’s or better, (B) all (or such lesser number in accordance with the interbank provisions of the initial Letter of Credit Facility relating to lender defaults) financial institutions included in the initial Letter of Credit Facility pursuant to which such subsequent Letter of Credit is issued, so long as each such financial institution is committed to make available under such subsequent Letter of Credit an amount that is equal to its pro rata portion of the aggregate commitment from all financial institutions under such initial Letter of Credit Facility, (C) JPMorgan Chase Bank, Citibank, N.A. and Credit Suisse First Boston, or (D) otherwise reasonably satisfactory to Viacom.

“Available Amount” has the meaning ascribed to it in Section 5.05(i).

“BBI Participant” has the meaning ascribed thereto in Section 5.09(a)(i).

“Blockbuster” has the meaning ascribed thereto in the Preamble.

“Blockbuster Business” has the meaning ascribed thereto in Section 2.01(a)(i) of the Release and Indemnification Agreement.

“Blockbuster Class A Common Stock” means the class A common stock, par value $0.01 per share of Blockbuster.

“Blockbuster Class B Common Stock” means the class B common stock, par value $0.01 per share of Blockbuster.

“Blockbuster Class B Common Stock Option” has the meaning ascribed thereto in Section 7.01(a).

“Blockbuster Class B Common Stock Option Notice” has the meaning ascribed thereto in Section 7.02.

“Blockbuster Common Stock” means the Blockbuster Class B Common Stock, the Blockbuster Class A Common Stock, any other class of Blockbuster’s capital stock representing the right to vote generally for the election of directors and, for so long as Blockbuster continues to be a subsidiary corporation includible in a consolidated federal income tax return of the Viacom Group, any other security of Blockbuster treated as stock for purposes of Section 1504 of the Code.

“Blockbuster Indemnitees” has the meaning ascribed thereto in Section 5.09(f)(i).

“Blockbuster Insurance Policies” has the meaning ascribed thereto in Section 5.06(b).

“Blockbuster Public Documents” has the meaning ascribed thereto in Section 5.01(viii).

“Blockbuster Public Filings” has the meaning ascribed thereto in Section 5.01(xii).

“Blockbuster Transfer Agent” means the company designated by Blockbuster as the transfer agent and registrar for the Blockbuster Class A Common Stock and the Blockbuster Class B Common Stock.

“Blockbuster’s Auditors” has the meaning ascribed thereto in Section 5.01(xiii).

“Business” means the Blockbuster Business or the Viacom Business, as the case may be.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

“Business Information” has the meaning ascribed thereto in Section 4.01(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Common Agreements” has the meaning ascribed thereto in Section 5.07(a).

“Confidentiality Expiration Date” has the meaning ascribed thereto in Section 4.01(a).

“Confidential Information” means, with respect to any party hereto, (i) any Information concerning such party, its business or any of its Affiliates that was obtained by another party hereto, (ii) any Information concerning such party that is obtained by another party under Section 4.03, or (iii) any other Information obtained by, or furnished to, another party hereto.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Credit Facility” means, collectively, Blockbuster’s corporate credit facilities in effect and available to Blockbuster prior to the Declaration Date, and any and all replacements thereto and successor refinancings thereof.

“Declaration Date” means the date on which Blockbuster declares the date of distribution of the Special Distribution.

“De-consolidation Date” means the date on which Viacom is no longer required to consolidate Blockbuster’s results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied).

“Default” means any of the following events: (i) Blockbuster or any of its Affiliates is in material breach of this Section 5.05 (provided that such breach shall not include any breach resulting from the existence of any lease, or any amendment, modification (including any Modification), renewal or extension thereof, for which Viacom or any of its Affiliates is contingently liable but of which the Named Blockbuster Executives were not aware at the time of such breach); (ii) the actual aggregate amount of payments in default for all Guaranteed Leases (whether or not Viacom or its Affiliates have made any payments in respect of such default) exceeds $10,000,000 after giving effect to any applicable notice, grace or cure periods under such Guaranteed Leases; or (iii) the full Available Amount has been drawn under any Letter of Credit pursuant to Section 5.05(l) and no replacement Letter of Credit has been provided by Blockbuster to Viacom and Viacom International in accordance with such Section 5.05(l).

“D&O Policies” means the various Directors, Officers and Corporate Liability and Directors and Officers Liability Excess and Difference-in-Conditions Insurance policies or programs issued to, through or with the assistance of Viacom.

“Distribution Date” means the date on which the Special Distribution is made by Blockbuster to its shareholders.

“Distribution Receipt Date” means the date on which Viacom receives its pro rata share of the Special Distribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Excess Plan” has the meaning ascribed thereto in Section 5.09(a)(iii).

“Exchange Offer” means in connection with the Split-Off any exchange offer by Viacom pursuant to an effective Form S-4 prospectus-offer to exchange stock of Blockbuster for stock of Viacom, as filed with the Securities and Exchange Commission.

“Fee Cap” means 10% (1000 basis points) per annum of the undrawn amount of the issued and outstanding Letter of Credit.

“Final Disposition Date” means the earlier of (A) the 12-month anniversary of the Distribution Receipt Date or (B) September 30, 2005.

“Guarantee Termination Date” means the date on which the aggregate Nominal Amount for all Guaranteed Leases is $25,000,000 or less so long as no Default has occurred and is continuing.

“Guaranteed Lease” means any lease of real property by Blockbuster, any of its Affiliates or any of their assignees (or any subsequent assignees thereof) for which Viacom or any of its Affiliates has provided a guarantee or surety or otherwise has any liability (contingent or direct), including all amendments, modifications and extensions thereto. For the purpose of clarity, Guaranteed Leases shall not include any leases of real property by Wherehouse Entertainment, Inc., its subsidiaries and affiliates, and any successors thereto and any assignees and transferees thereof.

“Guarantees” means any guarantees or sureties or liabilities (contingent or direct) of Viacom or any of its Affiliates under or with respect to any Guaranteed Lease.

“Indemnified Party” means any Person who is entitled to received payment or defense from an Indemnifying Party pursuant to this Agreement.

“Indemnifying Party” means any party who is required to pay or defend any other Person pursuant to this Agreement.

“Indemnity Letter” means the letter agreement dated May 20, 2004 executed between and among Viacom, Blockbuster and the directors of Blockbuster.

“Information” means all records, books, contracts, instruments, computer data and other data.

“Insurance Agreement” means the Insurance Agreement dated as of June 18, 2004 between Viacom and Blockbuster.

“Insured Programs” has the meaning ascribed thereto in Section 5.09(b)(i).

“Intercompany Receivables and Payables” has the meaning ascribed thereto in Section 5.08.

“IPO” means the initial public offering by Blockbuster of shares of Blockbuster Class A Common Stock as contemplated by the IPO Registration Statement.

“IPO Effective Date” means the date on which the IPO Registration Statement was declared effective by the SEC.

“IPO Registration Statement” means the Registration Statement on Form S-1, Registration No. 333-77899, of Blockbuster, including all exhibits thereto and as supplemented and amended from time to time.

“Issuance Event” has the meaning ascribed thereto in Section 7.02.

“Issuance Event Date” has the meaning ascribed thereto in Section 7.02.

“Lease Modification Amount” means, as of any date of determination, with respect to any amendment or modification to or waiver of any term of any Guaranteed Lease (but excluding the exercise of any renewal option permitted under any Guaranteed Lease on the date hereof), the aggregate undiscounted amount of all future incremental lease payments for the remaining term and any and all renewal or extension terms of such Guaranteed Lease resulting from any such amendment, modification or waiver, including, without limitation, all basic, supplemental and other rental payments, all escalations and common charges payable by the tenant thereunder (including, without limitation, maintenance, taxes and other costs and expenses which in each case to the extent not actually determinable may be deemed to increase by 3.0% per annum over such current amount as reflected on the most recent Lease Schedule). For purposes of calculating any Lease Modification Amount, currencies other than U.S. dollars shall be calculated in the same manner as calculated for the Nominal Amount.

“Lease Schedule” means the list of remaining amounts payable pursuant to Guaranteed Leases and Guarantees and related information which Viacom and Blockbuster agree in writing constitutes the initial Lease Schedule, as the same may be amended from time to time.

“Letter of Credit” means one or more irrevocable letters of credit in form and substance reasonably acceptable to Viacom and Blockbuster, issued by an Approved L/C Issuer pursuant to the Letter of Credit Facility solely for the benefit of Viacom and Viacom International, for a period of not less than twelve months or such shorter period of time (not less than 15 business days) as may be applicable at the end of the term of any Letter of Credit Facility, and containing provisions for the automatic renewal thereof for additional periods of not less than twelve months or such shorter period of time (not less than 15 business days) as may be applicable at the end of the term of any Letter of Credit Facility, that will permit Viacom and Viacom International to make multiple drawings thereunder (payable thereto or to their designees) in the amounts set forth in Section 5.05(i) hereof and in accordance with the conditions set forth in Annex I hereto.

“Letter of Credit Facility” means Blockbuster’s credit arrangement to be used solely for the issuance of the Letter of Credit as part of the Credit Facility made available to Blockbuster prior to the Declaration Date, and any and all replacements thereto and successor refinancings thereof.

“Losses” has the meaning ascribed thereto in Section 2.01(a) of the Release and Indemnification Agreement.

“Market MAC” means the occurrence or imminent occurrence of any of the following events: (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (B) any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after the date of this Agreement; (C) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (D) a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the disposition contemplated by Section 2.08; or (E) if any of the situations above exists at the date of this Agreement, the situation deteriorates materially.

“Market Price” of any shares of Blockbuster Class A Common Stock on any date means (i) the average of the last sale price of such shares on each of the five trading days immediately preceding such date on the New York Stock Exchange, Inc. or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (ii) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Blockbuster and Viacom.

“Modification Basket” means, as of each date of determination, the lesser of (i) $20,000,000 or (ii) 10% of the Required Amount calculated as of such date.

“Named Blockbuster Executives” means John Antioco, Chairman and Chief Executive Officer, Nigel Travis, President and Chief Operating Officer, Larry Zine, Executive Vice President and Chief Financial Officer, Frank Paci, Executive Vice President of Finance, Strategic Planning and Development, Ed Stead, Executive Vice President and General Counsel, and Dave Roskelley, Senior Vice President of Development, and any successors thereto in such or similar offices.

“Named Viacom Executives” means Sumner M. Redstone, Chairman and Chief Executive Officer, Richard J. Bressler, Senior Executive Vice President and Chief Financial Officer, and Michael D. Fricklas, Executive Vice President, General Counsel and Secretary, and any successors thereto in such or similar offices.

“Nominal Amount” means, with respect to each Guaranteed Lease, the aggregate undiscounted amount of all future lease payments for the remaining term of such Guaranteed

Lease, including any renewal or extension thereof that has been exercised and that is subject to a Guarantee, and at any applicable time, the subsequent renewal or extension term thereafter to the extent such renewal or extension term would be subject to a Guarantee, and shall include, without limitation, all basic, supplemental and other rental payments, all escalations and common charges payable by the tenant thereunder (including, without limitation, maintenance, taxes and other costs and expenses which in each case to the extent not actually determinable may be deemed to increase by 3.0% per annum over such current amount as reflected on the most recent Lease Schedule); provided that the Nominal Amount shall not be reduced for any payment made by Viacom with respect to any Guarantee which payment has not been reimbursed either by Blockbuster or by a drawing by Viacom under the Letter of Credit. For purposes of calculating the Nominal Amount, all foreign currency amounts will be translated to U.S. Dollar equivalent using the current spot exchange rate as determined by the U.S. Federal Reserve Noon Buying Rate (or any successor rate thereto) as published on Bloomberg or the 12:00 PM rates available from the Internet site for the New York Federal Reserve (www.ny.frb.org/markets/fxrates/noon/cfm) (or any successor thereto).

“Nonvoting Stock” means any class of Blockbuster’s capital stock not representing the right to vote generally for the election of directors.

“Nonvoting Stock Option” has the meaning ascribed thereto in Section 7.01(c).

“Nonvoting Stock Option Notice” has the meaning ascribed thereto in Section 7.02.

“Original Agreement” means the IPO and Split-Off Agreement, dated as of August 16, 1999, between Viacom and Blockbuster, as amended prior to the date hereof.

“Ownership Control” means ownership by Viacom of 80% or more of the aggregate voting power of Blockbuster’s outstanding capital stock.

“Ownership Percentage” means, at any time, the fraction, expressed as a percentage and rounded to the next highest thousandth of a percent, whose numerator is the aggregate Value of the Applicable Stock and whose denominator is the sum of the aggregate Value of the outstanding shares of Blockbuster Common Stock; provided, however, that any shares of Blockbuster Common Stock issued by Blockbuster in violation of its obligations under Article VII of this Agreement shall not be deemed outstanding for the purpose of determining the Ownership Percentage. For purposes of this definition, “Value” means, with respect to any share of stock, the value of such share determined by Viacom under principles applicable for purposes of Section 1504 of the Code.

“Owning Party” has the meaning ascribed thereto in Section 4.02.

“Pension Event” has the meaning ascribed thereto in Section 5.09(a)(ii).

“Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture association, joint stock company, trust unincorporated organization or government or any agency or political subdivision thereof.

“Prior Relationship” means the ownership relationship between Viacom and Blockbuster at any time prior to the Split-Off Date.

“Public Filings” has the meaning ascribed thereto in Section 5.01(xii).

“Quarterly Financial Statements” has the meaning ascribed thereto in Section 5.01(iv).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of June 18, 2004, between Viacom and Blockbuster.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

“Related Parties” has the meaning ascribed thereto in Section 4.03.

“Release and Indemnification Agreement” means the Amended and Restated Release and Indemnification Agreement, dated June 18, 2004.

“Renewable Guaranteed Lease” means any Guaranteed Lease which by its terms may be extended or renewed prior to the scheduled expiration of the term thereof in effect on the date of this Agreement and which would be a Guaranteed Lease during such renewal or extension period.

“Representatives” means directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Requestor” has the meaning ascribed thereto in Section 4.03.

“Required Amount” means, the lesser of $150,000,000 and, on any date of determination pursuant to Section 5.05(i), 75% of the Nominal Amount of all outstanding Guaranteed Leases. For the purpose of calculating the Required Amount as used in Section 5.05(i) hereof, the amount of $150,000,000 used in the foregoing sentence shall be reduced by any amounts previously drawn by Viacom or Viacom International under any Letter of Credit, to the extent not returned to Blockbuster pursuant to Section 5.05(l) hereof (provided that such reduced amount shall in no event be less than zero). At no time shall Viacom or Viacom International be entitled to draw amounts under the Letter of Credit that exceed, in the aggregate, $150,000,000 for all such amounts drawn.

“Residuals” has the meaning ascribed thereto in Section 4.01(c).

“Retention Period” has the meaning ascribed thereto in Section 4.04.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Special Distribution” means the payment by Blockbuster of a pro rata special cash distribution of approximately $5.00 per share to its stockholders.

“Split-Off” means the distribution of Blockbuster Common Stock by Viacom in one or more transactions occurring after the IPO that collectively have the effect that all or a substantial part of the shares of Blockbuster Common Stock held by Viacom are distributed to all or some of the stockholders of Viacom, whenever such transaction(s) shall occur.

“Split-Off Date” is the date upon which Viacom has distributed, in the Split-Off, shares of Blockbuster Class A Common Stock and/or Blockbuster Class B Common Stock which in the aggregate represent a distribution of “control” as defined in section 368(c) of the Internal Revenue Code of 1986, as amended.

“Subsidiary” means, with respect to any Person, any other Person a majority of the equity ownership or voting stock of which is at the time owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person; provided, however, that prior to the Split-Off Date, a Subsidiary of Viacom shall only include Persons who would be a Subsidiary of Viacom assuming the Split-Off Date has occurred immediately prior to the determination as to whether such Person were a Subsidiary of Viacom.

“Superior Proposal” means a transaction involving Blockbuster (including, without limitation, a merger, consolidation, share sale or exchange, business combination, reorganization or recapitalization) that is reasonably likely to be consummated and is on terms that Viacom and a majority of the independent members of the Blockbuster board of directors determines, in their good faith judgment, to be more favorable to Blockbuster’s stockholders than the Exchange Offer.

“Tax Matters Agreement” means the Amended and Restated Tax Matters Agreement, dated as of June 18, 2004, between Viacom and Blockbuster.

“Third Party Claim” has the meaning ascribed thereto in Section 8.01(b).

“Transition Date” has the meaning ascribed thereto in Section 5.10.

“Transition Services Agreement” means the Amended and Restated Transition Services Agreement, dated as of June 18, 2004.

“Underwriting Agreement” means the Underwriting Agreement between Blockbuster and the underwriters relating to the IPO, as amended from time to time.

“Viacom” has the meaning ascribed thereto in the Preamble.

“Viacom Annual Statements” has the meaning ascribed thereto in Section 5.01(xiv).

“Viacom Business” means any assets, business or operations of Viacom or any of its Affiliates other than the Blockbuster Business.

“Viacom Class A Common Stock” means the class A common stock, par value $0.01 per share, of Viacom.

“Viacom Class B Common Stock” means the class B common stock, par value $0.01 per share, of Viacom.

“Viacom Common Stock” means the Viacom Class A Common Stock and the Viacom Class B Common Stock.

“Viacom Group” includes for federal income tax purposes, Viacom, its Affiliates, Blockbuster and its Affiliates.

“Viacom Indemnitees” has the meaning ascribed thereto in Section 5.09(f)(ii).

“Viacom Insurance Policies” has the meaning ascribed thereto in Section 5.06(a).

“Viacom International” has the meaning ascribed thereto in the Preamble.

“Viacom Public Filings” has the meaning ascribed thereto in Section 5.01(xii).

“Viacom’s Auditors” has the meaning ascribed thereto in Section 5.01(xiv).

“Viacom Transfer Agent” means the company designated by Viacom as the transfer agent and registrar for the Viacom Common Stock.

“VPP” has the meaning ascribed thereto in Section 5.09(a)(i).

“VPP Actuary” has the meaning ascribed thereto in Section 5.09(a)(ii).

“VPP Assumptions” has the meaning ascribed thereto in Section 5.09(a)(ii)

“WARN Act” has the meaning ascribed thereto in Section 5.09(a)(ii).

“Wherehouse Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of August 10, 1998, between Viacom International and Wherehouse Entertainment, Inc.

ARTICLE II.

THE IPO AND THE SPLIT-OFF

Section 2.01 The IPO and Other Primary Offerings. Until the Split-Off Date, Blockbuster shall consult with, and cooperate in all respects with, Viacom in connection with any primary offering of the Blockbuster Common Stock or any other securities of Blockbuster and shall, at Viacom’s direction, promptly take any and all actions necessary or desirable to consummate such transactions.

Section 2.02 The Split-Off. Viacom currently intends, following the consummation of the IPO, to complete the Split-Off at a date after September 29, 1999. Viacom shall, in its sole and absolute discretion, determine whether to proceed with all or part of the Split-Off and all terms of the Split-Off, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Split-Off and the timing of and conditions to the consummation of the Split-Off. In addition, Viacom may at any time and from time to time until the completion of the Split-Off abandon, modify or change any or all of the terms of the Split-Off, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Split-Off. Blockbuster shall cooperate with Viacom in all commercially reasonable respects to accomplish the Split-Off and shall, at Viacom’s direction, promptly take any and all actions necessary or desirable to effect the Split-Off, including, without limitation, the registration under the Securities Act of Blockbuster Common Stock on an appropriate registration form or forms to be designated by Viacom. Viacom shall select any investment banker(s) and manager(s) in connection with the Split-Off, as well as any other institutions providing services in connection with the Split-Off.

Section 2.03 Certain Stockholder Matters. From and after the distribution of Blockbuster Common Stock in connection with any transaction(s) included as part of the Split-Off and until such Blockbuster Common Stock is duly transferred in accordance with applicable law, Blockbuster shall regard the Persons receiving Blockbuster Common Stock in such transaction(s) as record holders of Blockbuster Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. Blockbuster agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of Blockbuster Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of Blockbuster Common Stock then held by such holder. Viacom shall cooperate, and shall instruct the Viacom Transfer Agent to cooperate, with Blockbuster and the Blockbuster Transfer Agent, and Blockbuster shall cooperate, and shall instruct the Blockbuster Transfer Agent to cooperate, with Viacom and the Viacom Transfer Agent, in connection with all aspects of the Split-Off and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Blockbuster Common Stock distributed to the holders of Viacom Common Stock in connection with any transaction(s) included as part of the Split-Off. Following the Split-Off, Viacom shall promptly, but in no event later than two business days thereafter, instruct the Viacom Transfer Agent to deliver to the Blockbuster Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of Viacom Common Stock receiving shares of Blockbuster Common Stock in connection with any transaction(s) included as part of the Split-Off.

Section 2.04 Prior Relationship. Blockbuster, with respect to Blockbuster and its Affiliates, and Viacom, with respect to Viacom and its Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly as is commercially reasonable of any printed material that indicates an ownership or other relationship between or among Viacom and Blockbuster or any of their respective Affiliates that has changed as a result of the IPO, the Split-Off or any other transactions contemplated hereby; provided that this Section 2.04 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

Section 2.05 Further Assurances Regarding the Split-Off. In addition to the actions specifically provided for elsewhere in this Agreement, Blockbuster shall, at Viacom’s direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Split-Off as promptly as reasonably practicable. Without limiting the generality of the foregoing, Blockbuster shall, at Viacom’s direction, cooperate with Viacom, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by Viacom in order to consummate and make effective the Split-Off.

Section 2.06 Further Assurances Following the Split-Off. (a) Except as otherwise provided in this Agreement or any of the Ancillary Agreements or any other agreement to which Blockbuster and Viacom are parties, to the extent that either party becomes aware that it is in possession or control of, or subject to, any asset (including any property or right), liability, obligation or commitment which, in the case of Viacom, relates exclusively to the Blockbuster Business as conducted by Blockbuster after the IPO, or, in the case of Blockbuster, relates exclusively to the Viacom Business, such asset, liability, obligation or commitment shall be conveyed, transferred and assigned to the other party as promptly as reasonably practicable, and both parties shall take such actions and execute such documents as shall be reasonably necessary to carry out such conveyance, transfer and assignment. The party to whom such asset, liability, obligation or commitment is conveyed, transferred or assigned shall indemnify and hold harmless the other party for any Losses, including without limitation any tax cost associated therewith, suffered by such other party arising out of such asset, liability, obligation or commitment, except to the extent any such Loss arises from the bad faith, gross negligence or willful misconduct of such other party. Any assets, liabilities, obligations or commitments requested to be transferred by one party to the other pursuant to this paragraph more than 12 months after the date hereof shall be rebuttably presumed not to be subject to this paragraph.

(b) Each party hereto represents and warrants to the other that, as of the date hereof, such party is not aware of any assets, liabilities, obligations or commitments that are or would be subject to paragraph (a) above.

Section 2.07 Conversion. (a)1. Except as provided in this paragraph (a)1, from and after the recommendation by the Special Committee in favor of the transactions contemplated by the Exchange Offer, including the payment of the Special Distribution and amendments to this Agreement and the Ancillary Agreements, Viacom shall not sell, transfer or otherwise dispose of any shares of Blockbuster Class B Common Stock or any shares of Blockbuster Class A Common Stock acquired upon the conversion thereof (collectively, the “Class B Equivalents”) other than pursuant to an Exchange Offer or as a distribution to Viacom’s shareholders (which may or may not be preceded by an Exchange Offer) (a “Spin-Off”). If an

Exchange Offer is completed, Viacom shall as soon as practicable either (i) commence and consummate a Spin-Off of all its remaining Class B Equivalents or (ii) make an election not to conduct a Spin-Off and provide the notice contemplated by Section 2.07(a)10. If Viacom elects to satisfy its obligations under Section 2.08(a) without conducting an Exchange Offer, it shall consummate a Spin-Off of all of its Class B Equivalents. Notwithstanding the foregoing, following the closing of an Exchange Offer and/or a Spin-Off in which Viacom shall have distributed “Voting Control” (as defined below), Viacom may elect not to distribute any or all remaining Class B Equivalents in the Spin Off, so long as any such election not to distribute the remaining Class B Equivalents would not result in any increase in the voting power of the Blockbuster Class B Common Stock pursuant to the provisions in paragraph (a)11 hereof as compared to what the voting power would have been if such shares were distributed in a Spin-Off.

2. Seven Business Days prior to the anticipated commencement of the Exchange Offer or any stand alone Spin-Off (the Exchange Offer or any stand alone Spin-Off sometimes being referred to herein as the “Distribution”), Viacom shall notify Blockbuster in writing that it intends to determine the number of Blockbuster Class B Common Stock that will be converted in the Distribution (“Viacom Expected Conversion Notice”). The Viacom Expected Conversion Notice shall set forth the number of shares of Blockbuster Class A Common Stock then beneficially owned by Viacom and confirm that Viacom has not disposed of any Class B Equivalents.

3. Blockbuster shall use its commercially reasonable efforts to have executed and delivered to Viacom prior to the date of any Capital Structure Notice (as defined below), validly executed agreements between Blockbuster and each executive officer of Blockbuster within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Executive Officers”), to the effect that each Executive Officer will not exercise some or all of the employee stock options held by such Executive Officer from the date of delivery of the Capital Structure Notice until the Split Off Covenant Termination Date (as defined below); provided that such agreement shall permit the exchange of any such options for shares of restricted stock pursuant to the terms of the Restricted Stock Plan (as defined below).

4. Blockbuster shall within three Business Days after receiving the Viacom Expected Conversion Notice deliver an officer’s certificate (the “Capital Structure Notice”) to Viacom setting forth: (a) the number of shares of Blockbuster Class A Common Stock then outstanding (including, for all purposes herein, any restricted shares of Blockbuster Class A Common Stock then outstanding), (b) the number of shares of Blockbuster Class A Common Stock to be issued to settle previously exercised employee stock options, (c) the number of shares of Blockbuster Class A Common Stock issuable pursuant to employee stock options or other equity instruments granted to active and inactive employees (other than Executive Officers) which are currently vested or that will vest on or before September 30, 2005 (the “End Date”), (d) the number of shares of Blockbuster Class A Common Stock issuable pursuant to employee stock options or other equity instruments granted to Executive Officers which are currently vested or that will vest on or before the End Date, (e) 14,000,000 shares of restricted Blockbuster Class A Common Stock, that may be issued in exchange for outstanding employee stock options pursuant to a restricted stock exchange offer (the “Restricted Stock Plan”), (f) an amount, not to exceed 30,000 shares, of Blockbuster Class A Common Stock that may be issued to directors as director fees (“Director’s Shares”) on or before the End Date, (g) an amount, not to exceed 20,000 shares, of Blockbuster Class A Common Stock that may be issued under the Blockbuster Chairman’s Award Plan (“Chairman Awards”) on or before the End Date, (h) any restricted stock or stock units that may be settled in shares of Blockbuster Class A Common Stock, Class B Common Stock, any other class of common stock or Preferred Stock (collectively, “Blockbuster Securities”) and have been granted to the existing Chairman and Chief Executive Officer, but only to the extent that an election pursuant to Section 83(b) of the Code has been made or there is a current commitment by Blockbuster to accelerate the vesting of such restricted stock or units other than pursuant to the terms of the employment agreement under which they were granted, and (i) the number of shares of Blockbuster Securities (separately identified by class) issuable in settlement of all other stock obligations then existing.

5. On and after the date of the Capital Structure Notice, Blockbuster shall not (i) authorize, grant or issue any shares of Blockbuster Securities (whether or not subject to repurchase or transfer restrictions) or authorize, grant or issue any restricted stock units that may be settled in Blockbuster Securities, except with respect to (t) the exercise of employee stock options or other equity instruments, with respect to Blockbuster Class A Common Stock, granted to active and inactive employees as set forth in the Capital Structure Notice which are currently vested or will vest on or before the Split-Off Covenant Termination Date (other than options held by Executive Officers that are subject to an agreement executed pursuant to paragraph (a)3 above), (u) the issuance of Blockbuster Class A Common Stock pursuant to the Restricted Stock Plan, to the extent that the number of any such shares issued on or before the Split-Off Covenant Termination Date does not exceed 14,000,000, (v) Chairman Awards for Blockbuster Class A Common Stock to the extent that any such awards made on or before the Split Off Covenant Termination Date do not exceed 20,000 shares, (w) Director Shares issued as Blockbuster Class A Common Stock, to the extent that any such awards made on or before the Split Off Covenant Termination Date do not exceed 30,000 shares, (x) any restricted stock or stock units that may be settled in Blockbuster Securities awarded to Blockbuster’s existing Chairman and Chief Executive Officer, (y) shares of Blockbuster Class A Common Stock issued in settlement of other stock obligations to the extent the number of such shares do not exceed in the aggregate the number set forth in clause (i) of the Capital Structure Notice, or (z) shares issued to Viacom or its Affiliates pursuant to Section 7 of this Agreement, (ii) accelerate the vesting of any employee stock options that by their terms have not vested on or before the Split Off Covenant Termination Date such that they vest on or before the Split Off Covenant Termination Date other than pursuant to any employment agreement in existence on the date hereof, or (iii) grant any stock options that will become exercisable on or before the Split Off Covenant Termination Date.

6. Prior to the launch of the Distribution, Viacom will calculate the Tentative Class B Common Stock Outstanding (as defined below). To the extent that Viacom anticipates that it will beneficially own less than 80% of the economic value of Blockbuster immediately prior to the closing of the Distribution, the number of shares of Class B Common Stock that will be outstanding after conversion (the “Tentative Class B Common Stock Outstanding”) shall be equal to 40% of the “Total Common Stock Outstanding”, subject to adjustment as described below in this paragraph to allow Viacom to be able to distribute Voting Control as described herein. “Total Common Stock Outstanding” means the sum of (i) the sum of the number of shares of Blockbuster Class A Common Stock set forth in paragraphs (a) and (b) of the Capital Structure Notice, (ii) 144 million and (iii) the number of shares issued pursuant to paragraph 5(i)(z) after the date of the Capital Structure Notice and not otherwise included in clause (a) of the Capital Structure Notice. The “Pro Forma Class A Common Stock Outstanding” means the sum of the number of shares of Blockbuster Class A Common Stock listed in the Capital Structure Notice paragraphs (a), (b), (c), (d) (only to the extent an Executive Officer has not agreed to the restrictions described in paragraph (a)3 above), (e), (f), (g), (h) and (i). The number of shares of Class B Common Stock to be converted (the “Tentative Converted Class A Common Stock Outstanding”) shall be equal to 144 million minus the Tentative Class B Common Stock Outstanding. The Tentative Class B Common Stock Outstanding shall be multiplied by five (the “Base Vote per Class B Common Stock”) to derive the aggregate Class B Common Stock votes (the “Tentative Class B Common Stock Votes”). In order for Viacom to distribute control as defined in section 368(c) of the Internal Revenue Code of 1986 (“Voting Control”), the quotient of (a) the sum of the Tentative Class B Common Stock Votes plus the Tentative Converted Class A Common Stock Outstanding, divided by (b) the sum of the Pro Forma Class A Common Stock Outstanding plus the Tentative Class B Common Stock Votes plus the Tentative Converted Class A Common Stock Outstanding, must be greater than 0.80. If such quotient is not greater than 0.80, then the Tentative Class B Common Stock Outstanding shall be increased from 40% of the Total Common Stock Outstanding in successive one percentage point increments until such quotient is greater than 0.80.

7. Prior to the launch of the Distribution, Viacom will calculate the Potential Class B Common Stock Outstanding (as defined below). To the extent that Viacom anticipates it will beneficially own 80% or more of the economic value of Blockbuster immediately prior to the closing of the Distribution, the number of shares of Class B Common Stock that will be outstanding after conversion (the “Potential Class B Common Stock Outstanding”) shall be equal to 20% of the Total Common Stock Outstanding, subject to adjustment as described below in this paragraph to allow Viacom to distribute Voting Control as described herein. The number of shares of Class B Common Stock to be converted (the “Potential Converted Class A Common Stock Outstanding”) shall be equal to 144 million minus the Potential Class B Common Stock Outstanding. The Potential Class B Common Stock Outstanding shall be multiplied by five to derive the aggregate Class B Common Stock votes (the “Potential Class B Common Stock Votes”). In order for Viacom to distribute Voting Control, the quotient of (a) the sum of the Potential Class B Common Stock Votes plus the Potential Converted Class A Common Stock Outstanding divided by (b) the sum of the Pro Forma Class A Common Stock Outstanding plus the Potential Class B Common Stock Votes plus the Potential Converted Class A Common Stock Outstanding must be greater than 0.80. If such quotient is not greater than 0.80, then the Potential Class B Common Stock Outstanding shall be increased from 20% of the Total Common Stock Outstanding in successive one percentage point increments, until such quotient is greater than 0.80.

8. (a) Blockbuster shall deliver by 6:00 PM New York City Time (i) two Business Days prior to the expiration of any Exchange Offer (the “Pre-Closing Bring Down Notice”) and (ii) on the expiration date of the Exchange Offer (the “Closing Bring Down Notice”), an officer’s certificate that contains all of the information required in the Capital Structure Notice (with all the information referred to in paragraph (a)4 current as of the date of the Pre-Closing Bring Down Notice and the Closing Bring Down Notice, respectively) and a representation that Blockbuster has complied with the provisions of paragraph (a)5 hereof.

(b) To the extent that the Exchange Offer was structured in accordance with paragraph (a)6 hereof, Viacom shall confirm on the basis of the above notices that it will be distributing Voting Control, which shall be determined for these purposes by computing the quotient of (i) the sum of the Tentative Class B Common Stock Votes plus the Tentative Converted Class A Common Stock Outstanding, divided by (ii) the sum of the Pro Forma Class A Common Stock Outstanding plus the Tentative Class B Common Stock Votes plus the Tentative Converted Class A Common Stock Outstanding, which quotient must be greater than 0.80 when substituting the capital structure information set forth in the Pre-Closing Bring Down Notice and the Closing Bring Down Notice as of the respective dates of such notices. All such computations shall be based on the Tentative Class B Common Stock Outstanding as set forth in the then effective Exchange Offer and shall assume the Exchange Offer is subscribed in full. If as so determined, Viacom would not be distributing Voting Control, then Viacom shall be entitled to amend the Exchange Offer so that the Tentative Class B Common Stock Outstanding is increased from 40% in successive one percentage point increments, until as recalculated such quotient is greater than 0.80.

(c) To the extent that the Exchange Offer was structured in accordance with paragraph (a)7 hereof, Viacom shall confirm on the basis of the above notices that it will be distributing Voting Control which shall be determined for these purposes by computing the quotient of (a) the sum of the Potential Class B Common Stock Votes plus the Potential Converted Class A Common Stock Outstanding, divided by (b) the sum of the Pro Forma Class A Common Stock Outstanding plus the Potential Class B Common Stock Votes plus the Potential Converted Class A Common Stock Outstanding, which quotient must be greater than 0.80 when substituting the capital structure information set forth in the Pre-Closing Bring Down Notice and the Closing Bring Down Notice as of the respective dates of such notices. All such computations shall be based on the Potential Class B Common Stock Outstanding as set forth in the then effective Exchange Offer and shall assume the Exchange Offer is subscribed in full. If as so determined, Viacom would not be distributing Voting Control, then Viacom shall be entitled to amend the Exchange Offer so that the Potential Class B Common Stock Outstanding is increased from 20% in successive one percentage point increments, until as recalculated such quotient is greater than 0.80.

(d) If the Exchange Offer is amended after a Pre-Closing Bring Down Notice has been delivered, Blockbuster shall deliver similar capital structure notices as contemplated herein, in order for Viacom to assess whether it would be distributing Voting Control.

(e) Prior to the closing of the Exchange Offer, Viacom shall convert shares of Blockbuster Class B Common Stock into the shares of Tentative Converted Class A Common Stock or Potential Class A Common Stock, as the case may be.

9. The Exchange Offer registration statement will initially describe the conversion as if Viacom beneficially will own less than 80% of the economic value of Blockbuster immediately prior to the closing of the Exchange Offer as described in paragraph (a)6 hereof. If, instead, immediately prior to the expiration of an Exchange Offer structured pursuant to paragraph (a)6 hereof, Viacom beneficially owns 80% or more of the economic value of Blockbuster, the Exchange Offer will be amended to reflect the terms described in paragraph (a)7 and extended as required by the federal securities laws.

10. In the event the Exchange Offer is not fully subscribed, Viacom shall promptly notify Blockbuster of the results of the Exchange Offer and one Business Day thereafter, Blockbuster shall deliver the “Estimated Spin Bring Down Notice” which shall contain all of the information required in the Capital Structure Notice as of such date. Two Business Days after receipt of the Estimated Spin Bring Down Notice, Viacom shall notify Blockbuster if it does not intend to do a Spin-Off and will provide in such notice in reasonable detail calculations confirming that its election not to do a Spin-Off is in accordance with Section 2.07(a)1 hereof. If Viacom intends to do a Spin-Off in the event there is no Exchange Offer or if the Exchange Offer is not fully subscribed, Viacom shall promptly notify Blockbuster of the anticipated declaration date of the Spin-Off. Blockbuster shall deliver by 6:00 PM New York City Time (i) two Business Days prior to the declaration date of the Spin-Off (the “Pre-Spin Bring Down Notice”) and (ii) on the closing date of the Spin-Off (the “Spin Closing Bring Down Notice”), officer’s certificates to Viacom that contain all of the information required in the Capital Structure Notice (with all the information referred to in paragraph (a)4 current as of the date of the Pre-Spin Bring Down Notice and the Spin Closing Bring Down Notice, respectively) and a representation that Blockbuster has complied with the provisions of paragraph (a)5 hereof). Prior to the closing of any stand alone Spin-Off, Viacom shall convert shares of Blockbuster Class B Common Stock into the shares of Tentative Converted Class A Common Stock or Potential Class A Common Stock, as the case may be.

11. (a) To the extent the Distribution was structured in accordance with paragraph (a)6 hereof, one Business Day after the “Final Closing Settlement Date” (which shall mean one Business Day after the later of the closing settlement date of any Exchange Offer or any Spin-Off), Viacom will provide Blockbuster with the a notice (the “Control Notice”) providing the calculation pursuant to which Viacom has determined if it has distributed Voting Control such that the quotient of (i) the Tentative Class B Common Stock votes plus the Tentative Converted Class A, divided by (ii) the sum of the number of shares set forth in paragraphs (a), (b), (e) and (h), without duplication, in the Closing Bring Down Notice or the Spin Closing Bring Down Notice, as the case may be, plus the Tentative Class B Common Stock Votes plus the Tentative Converted Class A Common Stock Outstanding, must be greater than 0.80. Blockbuster shall have one business day to review and comment on such Control Notice; provided that if there is a disagreement, Viacom’s good faith determination shall be final. If such quotient is greater than 0.80, then the Base Vote per Class B Common Stock shall be decreased in 0.5 vote increments until such quotient is greater than 0.80, but cannot be decreased any further by a 0.5 increment without going below 0.80; provided that in no event shall the Base Vote be decreased below 2 votes per share of Class B Common Stock.

(b) To the extent the Distribution was structured in accordance with paragraph (a)7 hereof, then as of one Business Day after the Final Closing Settlement Date, Viacom will provide Blockbuster with the Control Notice providing the calculation pursuant to which Viacom has determined if it has distributed Voting Control such that the quotient of (i) the Potential Class B Common Stock votes plus the Potential Converted Class A, divided by (ii) the sum of the number of shares set forth in paragraphs (a), (b), (e) and (h), without duplication, in the Closing Bring Down Notice or the Spin Closing Bring Down Notice, as the case may be, plus the Potential Class B Common Stock Votes plus the Potential Converted Class A Common Stock Outstanding, is greater than 0.80. Blockbuster shall have one business day to review and comment on such Control Notice; provided that if there is a disagreement, Viacom’s good faith determination shall be final. If such quotient is greater than 0.80, then the Base Vote per Class B Common Stock shall be decreased in 0.5 vote increments until such quotient is greater than 0.80, but cannot be decreased any further by a 0.5 increment without going below 0.80; provided that in no event shall the Base Vote be decreased below 3 votes per share of Class B Common Stock.

12. If Blockbuster fails to deliver any of the Capital Structure Notice, the Pre-Closing Bring Down Notice, the Closing Bring Down Notice, the Pre-Spin Closing Bring Down Notice or the Spin Closing Bring Down Notice, Viacom may refuse to proceed with the Distribution.

13. Viacom and Blockbuster will cooperate to facilitate the delivery by PricewaterhouseCoopers of an agreed upon procedures letter with respect to each of the Notices described herein.

14. For purposes of this Agreement, the covenants in this Section 2.07 shall terminate and have no further effect upon the date which is the earliest of (such date being referred to herein as the “Split Off Covenant Termination Date”) (i) the date on which the number of votes per share of Blockbuster Class B Common Stock are adjusted pursuant to Section 4.02(b) of the Second Amended and Restated Certificate of Incorporation, (ii) the date on which Viacom has elected not to proceed with an Exchange Offer or Spin-off as a result of the termination of its obligations to do so under Section 2.08 hereof or (iii) the earlier of (x) the 12 month anniversary of the Dividend Distribution Date or (y) the End Date. After an Exchange Offer has closed, even in the event and notwithstanding the fact that Viacom’s obligations have terminated pursuant to Section 2.08 hereof, Viacom shall promptly provide a notice to Blockbuster of its election not to proceed with a Spin-Off.

Section 2.08 Conditionality. (a) If Blockbuster pays the Special Distribution (as defined below), Viacom agrees that (1) it will use commercially reasonable efforts to promptly dispose of its Ownership Control of Blockbuster in a split-off exchange offer or in a split-off exchange offer in combination with a spin-off, or (2) if it has not disposed of its Ownership Control of Blockbuster pursuant to clause (1) prior to the Final Disposition Date, it shall dispose of its Ownership Control of Blockbuster in a spin-off prior to the Final Disposition Date. Viacom is also subject to the further requirements of Section 2.07(a)1 with respect to the disposition of the Class B Equivalents. Notwithstanding the foregoing, Viacom will not be required to engage in such disposition and Viacom’s obligation under this paragraph (a) shall terminate if, at any time after the Distribution Receipt Date, any of the following occurs (and, solely with respect to clauses (ii), (iii) and (v) is continuing for the lesser of six months or the period between such occurrence and the Final Disposition Date, and, in the case of clause (ii), a majority of the independent directors of Blockbuster, having been kept reasonably informed of the pursuit of a Superior Proposal, determines that pursuit of such Superior Proposal is in the best interests of Blockbuster stockholders other than Viacom):

(i) any condition or event shall have occurred, or Viacom reasonably expects any condition or event to occur, which Viacom reasonably believes would or would be likely to cause such disposition to be taxable to Viacom or its stockholders under United States federal tax laws;

(ii) Viacom notifies Blockbuster that it is in good faith pursuing a Superior Proposal;

(iii) (a) there has occurred a Market MAC (as defined below) or a material adverse change in the business, condition (financial or other), results of operations or stock price of Blockbuster (a “Business MAC”), provided that for purposes of this clause (iii) none of the following shall be deemed, in and of itself, to constitute a Business MAC: (x) any change resulting from the transactions contemplated by this agreement; (y) any failure to meet published analyst forecasts; or (z) the recognition of any restructuring or similar accounting charge which does not or will not have any effect on the cash flows of the business after the date of this agreement (for the avoidance of doubt, (y) and (z) are not intended to exclude from the definition of Business MAC the events or factors which may have given rise to (y) or (z); for example, if there is a material adverse change in Blockbuster’s results of operations that gives rise to a failure to meet analysts’ forecasts or an accounting charge, the material adverse change will constitute a Business MAC notwithstanding (y) or (z) above);

(b) there has occurred a material adverse change in the business, condition (financial or other), prospects or results of operations of Viacom.

(iv) there have occurred any breaches of any of Blockbuster’s covenants or agreements with Viacom set forth in this Agreement or any of the Ancillary Agreements that have not been cured within 30 days of notice thereof from Viacom, which breaches in the aggregate have had or are reasonably likely to have a material adverse effect on the expected benefits to Viacom of any such disposition, provided that during such 30-day cure period, Viacom shall have no obligation to consummate any such disposition;

(v) any action, proceeding, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of any such disposition, provided that Viacom and Blockbuster shall have used all commercially reasonable efforts to promptly and vigorously defend such action, proceeding, litigation, suit, claim or proceeding;

(vi) any order, stay, judgment or decree is issued by any United States federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Viacom and Blockbuster and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of any such disposition or materially impair the contemplated benefits of any such disposition to Viacom or Blockbuster;

(vii) any applicable registration statement necessary to register Blockbuster Common Stock being exchanged, distributed or sold by Viacom as part of such disposition shall not have been declared effective by the Securities Exchange Commission, any stop order suspending the effectiveness of any such registration statement shall have been issued, or any proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn; or

(viii) the shares of Blockbuster Class B Common Stock issuable in such disposition have not been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

The items set forth in clauses (i) through (viii) are provided for the avoidance of doubt, and are not intended to constitute all the occurrences following which it may not be commercially reasonable for Viacom to consummate such a disposition pursuant to a split-off (or a split-off in combination with a spin-off) pursuant to clause (1) above.

(b) Notwithstanding the foregoing, even if Blockbuster pays the Special Distribution, Viacom will have no obligations under this Section 2.08 if, at any time prior to the declaration of the Special Distribution by the Blockbuster board of directors, Viacom notifies Blockbuster in writing that it does not intend to proceed with the disposition of its Ownership Control of Blockbuster contemplated by paragraph (a).

ARTICLE III

EXPENSES

Section 3.01 General. Except as otherwise provided in this Agreement, the Ancillary Agreements or any other agreement between the parties relating to the IPO or the Split-Off, all costs and expenses of either party hereto in connection with the IPO and the Split-Off shall be paid by the party that incurs such costs and expenses.

Section 3.02 Certain Expenses Relating to the IPO and any Other Primary Offerings by Blockbuster. Except for the fees and disbursements related to Viacom’s counsel, accountants and other advisors, Blockbuster shall pay or cause to be paid all third party expenses relating to the IPO or any other primary offering by Blockbuster prior to the Split-Off Date, including (i) the preparation, printing and filing of the IPO Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto or any other registration statements, (ii) the preparation, printing and delivery to any underwriters of any underwriting agreement, any agreement among underwriters and any other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Blockbuster Common Stock or any other securities of Blockbuster, (iii) the preparation, issuance and delivery of the certificates for the Blockbuster Common Stock or any other securities of Blockbuster to any underwriters or any other purchasers, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Blockbuster Common Stock or any other securities of Blockbuster to any underwriters or any other securities, (iv) the qualification of the Blockbuster Common Stock or any other securities of Blockbuster under the securities laws in accordance with any state (Blue Sky laws), including filing fees and the reasonable fees and disbursements of counsel for any underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (v) the printing and delivery to any underwriters of copies of each preliminary prospectus, any term sheets and of the final prospectus and any amendments or supplements thereto, (vi) the preparation, printing and delivery to any underwriters of copies of the Blue Sky Survey and any supplement thereto, (vii) the fees and expenses of any transfer agent or registrar for the Blockbuster Common Stock or any other securities of Blockbuster, (viii) the filing fees incident to, and the reasonable fees and disbursements of counsel to any underwriters in connection with, the review by the National Association of Securities Dealers, Inc. (the “NASD”) of the terms of the sale of the Blockbuster Common Stock or any other securities of Blockbuster and (ix) the fees and expenses incurred in connection with the listing of the Blockbuster Common Stock or any other securities of Blockbuster on the New York Stock Exchange, any other national securities exchange or any national over the counter quotation system.

Section 3.03 Certain Expenses Relating to the Split-Off. (a) Subject to paragraph (b) below, Viacom shall pay or cause to be paid (or, if paid by Blockbuster at its option, shall reimburse Blockbuster for) all of Blockbuster’s third party expenses directly relating to the Split-Off or any abandoned transaction that, had it been consummated, would have constituted a Split-Off, provided that (x) unless Viacom has separately consented in writing thereto, such expenses do not exceed standard hourly rates or other customary or required rates and are exclusive of bonuses, premiums or gifts and (y) no specific expense set forth below shall be paid or reimbursed by Viacom more than once, including (i) the fees and expenses of the underwriter or dealer-manager, (ii) the preparation, printing, filing (including under federal and state securities laws), mailing and publishing of the offering materials relating to the Blockbuster Common Stock, (iii) the preparation, printing and delivery of any certificates or documents entered into in connection therewith, (iv) the fees and expenses of any exchange agent, information agent, transfer agent or registrar for the Blockbuster Common Stock, (v) the fees and expenses incurred in connection with the listing of the Blockbuster Common Stock with the NASD or the New York Stock Exchange, any other national securities exchange or any national over the counter quotation system, if applicable, (vi) the fees and disbursements of Blockbuster’s counsel, accountants and other advisors, (vii) the fees and disbursements of counsel or other advisors of any special committee of Blockbuster’s board of directors, (viii) Incremental Committed Financing Costs (as defined below), (ix) any and all fees and expenses (including, without limitation, bank fees, bank underwriting fees and charges, documentation fees, the Applicable Margin Portion (as defined below) of interest costs, fronting fees, and attorneys’ fees and expenses, but excluding in all cases interest costs other than the Applicable Margin Portion) incurred by Blockbuster in connection with the establishment and maintenance of (A) the Letter of Credit Facility for the benefit of Viacom and Viacom International referenced in Section 5.05 of this Agreement, (B) the Letter of Credit in favor of Viacom and/or Viacom International issued pursuant to the Letter of Credit Facility referenced in Section 5.05 of this Agreement, and (C) any replacements or substitutions for (A) and/or (B) put in place by Blockbuster pursuant to Section 5.05 of this Agreement, (x) costs and expenses of any “road shows” or other selling efforts conducted in connection with the Split-Off, and (xi) any other fees incurred in connection with an abandoned or completed Split-Off; provided, however, notwithstanding anything to the contrary contained in the foregoing clause (ix), with respect to the commissions charged by and paid to the issuer of each Letter of Credit specifically for making such Letter of Credit available as provided in Section 5.05(n) of this Agreement, Viacom is not obligated to pay such commissions, with respect to any given Letter of Credit, in an amount that exceeds the Fee Cap. “Incremental Committed Financing Costs” means $5,850,000. “Applicable Margin Portion”

means the applicable letter of credit margin portion of any interest costs incurred by Blockbuster as a result of any borrowing necessitated in connection with any amounts drawn under any Letter of Credit issued pursuant to Section 5.05 of this Agreement, provided that such interests costs shall not include interest on amounts borrowed by Blockbuster (x) in connection with any drawing under any Letter of Credit resulting from any payment made under any Guarantee or (y) in connection with any drawing under any Letter of Credit placed in the Guaranty Bank Account and paid out from the Guaranty Bank Account pursuant to Section 5.05(l) of this Agreement.

(b) Notwithstanding anything to the contrary in paragraph (a) above, Viacom (x) shall have no obligation under Section 3.03(a) for (i) fees and expenses of Blockbuster’s financial advisors; or (ii) any and all financing fees and expenses other than as specifically set forth in paragraph (a) above, and (y) if the Split-Off is consummated, shall be responsible under Section 3.03(a) for the fees and disbursements of Blockbuster’s legal counsel and accountants (which expressly exclude the matters described in Section 3.03(a)(vii)) only to the extent of 80% of such fees and disbursements.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.01 Restrictions on Disclosure of Information. (a) Without limiting any rights or obligations under any other agreement between or among the parties hereto and/or any of their respective Affiliates relating to confidentiality, until the Confidentiality Expiration Date, each of the parties hereto agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Such Information shall no longer be deemed Confidential Information, to the extent that it is or was (i) in the public domain other than by the breach of this Agreement or by breach of any other agreement between or among the parties hereto and/or any of their respective Affiliates, (ii) available to such party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other party, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, any such Confidential Information, (iv) required to be disclosed by law, governmental order or the rules and regulations of the SEC, or (v) mutually agreed to by the parties. “Confidentiality Expiration Date” means the later to occur of (1) the sixth anniversary of the Split-Off Date and (2) with respect to any particular Confidential Information, the third anniversary of the date such Confidential Information is provided to the other party.

(b) Each of the parties hereto shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 4.01.

(c) Viacom shall not, and shall cause its Affiliates and Representatives not to, use any Business Information with respect to Blockbuster, to the extent it is also Confidential

Information, for any reason or purpose other than in connection with or otherwise related to the Prior Relationship; provided, however, that with respect to any Business Information provided by Blockbuster or any of its Affiliates to Viacom or any of its Affiliates under the terms of a written confidentiality arrangement (other than as contained in this Agreement), the use of such information shall be governed solely by the terms of such arrangement and not this Section 4.01(c).

“Business Information” means any of the following:

(i)	any studio, game company or other vendor agreement or arrangement (including without limitation any revenue sharing agreements or arrangements) or terms thereof to which Blockbuster or any of its Affiliates is a party;

(ii)	any franchise agreement or arrangement or terms thereof to which Blockbuster or any of its Affiliates is a party, and any related franchisee-specific information; and

(iii)	any customer list or customer data of Blockbuster or any of its Affiliates, including without limitation any information that identifies a person as having requested or obtained specific video or game materials or services from Blockbuster or one of its Affiliates.

“Business Information” shall not include Residuals. “Residuals” means general knowledge, skills, ideas and experience, as each relates to the subject matter of the disclosures made by Blockbuster, retained in the unaided memories of Viacom’s or its Affiliates’ employees or Representatives; provided Residuals exclude patents and copyrights owned by Blockbuster or any of its Affiliates.

(d) Neither Viacom nor Blockbuster shall, and each shall cause its Affiliates and Representatives not to, use any third party information received from the other for any reason or purpose other than in connection with or otherwise related to the Prior Relationship to the extent (i) it is Confidential Information and (ii) the receiving party is aware that such information is third party information; provided, however, that with respect to any third party information provided to Viacom or Blockbuster or any of their respective Affiliates under the terms of a written confidentiality arrangement (other than as contained in this Agreement), the use of such information shall be governed solely by the terms of such arrangement and not this Section 4.01(d).

Section 4.02 Disclosure of Information. (a) If any of the parties to this Agreement or any of their respective Affiliates or Representatives become legally required to disclose any Confidential Information, such disclosing party shall promptly notify the party owning the Confidential Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 4.02(a). All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 4.02(a), the disclosing party or its Affiliate or

Representative, as applicable, shall (a) disclose only that portion of the Confidential Information it is compelled by law to disclose, (b) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

(b) Disclosure of Tax Treatment and Tax Structure. Notwithstanding anything in this Agreement to the contrary, except as necessary to comply with applicable securities laws, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may (i) consult any tax advisor regarding the U.S. federal income tax treatment and tax structure of any possible transaction between or among, or otherwise involving, any of the parties hereto (the “Transaction”) and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that clause (ii) shall not apply until the earliest of (x) the date of the public announcement of discussions relating to the Transaction, (y) the date of the public announcement of the Transaction, and (z) the date of the execution of an agreement (with or without conditions) to enter into the Transaction. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal tax treatment of the Transaction and does not include information relating to the identities of the parties to this Agreement. The preceding two sentences are intended to cause any Transaction contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and must be construed in a manner consistent with such purpose.

Section 4.03 Access to Information. (a) During the Retention Period, each of the parties hereto shall cooperate with and afford, and shall cause their respective Affiliates, Representatives, Subsidiaries, successors and/or assignees, and shall use reasonable efforts to cause joint ventures that are not Affiliates (collectively, “Related Parties”) to cooperate with, and afford to the other party, reasonable access upon reasonable advance written request to all information (other than information created after the Split-Off Date (i) the disclosure of which would have the effect of waiving a legal privilege, or (ii) which is the subject of a confidentiality agreement between such party and a third party which prohibits disclosure to the other party, provided that such party shall use all commercially reasonable efforts to obtain such third party’s consent to disclosure of such information) within such party’s or any Related Party’s possession. Access to the requested information shall be provided so long as it relates to the requesting party’s (the “Requestor”) assets, business and operations, and access is reasonably required by the Requestor as a result of the parties’ Prior Relationship for purposes of auditing, accounting, claims or litigation (except for claims or litigation between the parties hereto), employee benefits, regulatory or tax purposes or fulfilling disclosure or reporting obligations including, without limitation, information reasonably necessary for the preparation of reports required by or filed under the Securities Act or the Exchange Act with respect to any period entirely or partially prior to the Split-Off Date or any other reasonable purpose.

(b) Each party agrees to cooperate fully to allow access during normal business hours and upon reasonable notice to each others employees (i) to the extent that they are reasonably necessary to discuss and explain all requested Information with and to the requesting party and (ii) with respect to any claims brought against the other, or any regulatory proceedings, investigations, comments or review (formal or informal), to which the other is subject, involving the conduct of the Blockbuster Business prior to the Split-Off Date; provided, however, that such access shall not unreasonably interfere with any employee’s performance of his or her other employment duties.

Section 4.04 Record Retention. (a) Books and Records. Viacom and Blockbuster shall preserve and keep all of their respective books and records in the possession of such party or its Related Parties and relating to any pre-Split Off Date period, whether in electronic form or otherwise, for no less than the later of (i) its respective record retention policy as in effect as of the Split-Off Date, (ii) any period as may be required by any laws, regulations or rulings promulgated thereunder of any jurisdiction (or of any political subdivision or taxing authority thereof) or (iii) any period during which such books and records are the subject of pending or threatened litigation or regulatory investigation (the “Retention Period”), at such party’s sole cost and expense; provided that with respect to any litigation or investigation arising after the Split-Off Date, clause (iii) of this sentence applies only to the extent that the party in possession of such books and records has been notified of the retention requirements. Without limiting Section 7(i) of the Tax Matters Agreement, prior to disposing of any material financial records or workpapers or any internal audit workpapers and reports, to the extent such books and records relate to the Blockbuster Business and any pre-Split Off Date period, each of Blockbuster and Viacom shall notify the other party in writing of such intention and afford the other party the opportunity to take possession or request copies of such books and records at its discretion.

(b) Copies to Blockbuster. Viacom shall deliver to Blockbuster on the Split-Off Date any and all original corporate organization books that Viacom has in its possession relating solely to the Blockbuster Business, copies of which Viacom may retain. After the Split-Off Date, as soon as reasonably practicable after the good faith request of Blockbuster, Viacom shall deliver to Blockbuster originals or copies (at Viacom’s option) of any and all books and records, including, without limitation, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions and litigation matters, that Viacom knowingly has in its possession or control, whether in paper or electronic format, in each case, relating in any material respect to the Blockbuster Business relating to the pre-Split-Off Date period.

(c) Copies to Viacom. To the extent Viacom is entitled to access to such information under Section 4.03(a) of this Agreement or Section 7 of the Tax Matters Agreement or any other provision of this Agreement or any of the Ancillary Agreements or any agreement referred to therein, Viacom may request copies of any and all books and records, including, without limitation, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions and litigation matters, that Blockbuster knowingly has in its possession or control, whether in paper or electronic format, in each case, relating in any material respect to the Blockbuster Business relating to the pre-Split-Off Date period. As soon as reasonably practicable after the good faith request of Viacom for such copies, Blockbuster shall deliver to Viacom copies of any and all books and records that Viacom has a right to request under the preceding sentence.

(d) Limitations. Nothing in Sections 4.04(b) or (c) shall require either party to deliver to the other party (i) any documents or information the disclosure of which by the disclosing party could, in the good faith reasonable belief of the disclosing party, waive any legal privilege or doctrine of such disclosing party; (ii) any documents or information prepared in connection with the Split-Off or other strategic transaction involving Viacom’s interest in Blockbuster; or (iii) any materials regarding the Blockbuster Business created by Viacom, other than any such materials created for or on behalf of Blockbuster or any of its Subsidiaries, or any of their predecessors.

ARTICLE V

COVENANTS

Section 5.01 Financial and Other Information. Blockbuster and Viacom agree that:

(i) Until the date (the “Viacom Last 10-K Date”) on which Viacom’s annual report on Form 10-K for the year in which the De-consolidation Date occurs is filed, Blockbuster shall, and shall cause each of its Subsidiaries to, maintain a system of internal accounting controls in accordance with generally accepted accounting principles and SEC and tax related requirements that will provide reasonable assurance that Blockbuster’s and such Subsidiaries books, records and accounts fairly reflect all transactions and dispositions of assets.

(ii) Until the De-consolidation Date, Blockbuster shall, and shall cause each of its Subsidiaries to, maintain a fiscal year which commences and ends on the same dates as does Viacom’s fiscal year of each calendar year.

(iii) Until the De-consolidation Date, as soon as practicable, and in any event within ten Business Days after the end of each month in each fiscal year of Blockbuster, Blockbuster shall deliver to Viacom (a) a monthly consolidated income statement and related schedules for Blockbuster and its Subsidiaries and (b) a year-to-date consolidated income statement and related schedules for Blockbuster and its Subsidiaries. Until the De-consolidation Date, as soon as practicable, and in any event within 20 Business Days (x) after the end of each of the first three quarters in each fiscal year of Blockbuster, and (y) after the end of each such fiscal year, Blockbuster shall deliver to Viacom a consolidated balance sheet and related schedules and statement of cash flows and related schedules for Blockbuster and its Subsidiaries for such fiscal quarter or year end, as the case may be. After the De-consolidation Date, as soon as practicable, and in any event within the Required Time Period (defined below), Blockbuster shall deliver to Viacom (a) a final monthly consolidated income statement and related schedules for Blockbuster and its Subsidiaries for the month-to- De-consolidation Date, (b) a year-to- De-consolidation Date consolidated income statement and related schedules for Blockbuster and its Subsidiaries, (c) a consolidated balance sheet as of the end of the fiscal quarter immediately preceding the De-consolidation Date (if not previously provided) and as of the De-consolidation Date and related schedules and (d) a final statement of cash flows and related schedules for

Blockbuster and its Subsidiaries for the year to De-consolidation Date. The “Required Time Period” means, with respect to clauses (a) and (b) of the preceding sentence, 10 Business Days after the end of the month in which the De-consolidation Date occurs, with respect to clauses (c) and (d) of the preceding sentence, 20 Business Days after the end of the month in which the De-consolidation Date occurs.

(iv) This Section 5.01(iv) terminates at the De-consolidation Date except with respect to (x) the Quarterly Financial Statements (defined below) for the quarter in which the De-consolidation Date occurs and (y) any subsequent amendment of any Quarterly Financial Statements relating to periods prior to the De-consolidation Date. As soon as practicable, and in any event within 30 days after the end of each of the first three quarters in each fiscal year of Blockbuster and no later than ten days before Blockbuster intends to file its Quarterly Financial Statements (as defined below) with the SEC, Blockbuster shall deliver to Viacom drafts of (A) the consolidated financial statements of Blockbuster and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Blockbuster the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of Blockbuster’s and its Subsidiaries financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in subsections (A) and (B) above is herein referred to as the “Quarterly Financial Statements.” No later than the earlier of (x) two Business Days prior to the date Blockbuster publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) two Business Days prior to the date on which Viacom has notified Blockbuster that it intends to file its quarterly financial statements with the SEC, Blockbuster shall deliver to Viacom the substantially final form of the Quarterly Financial Statements certified by the chief financial officer of Blockbuster as presenting fairly, in all material respects, the financial condition and results of operations of Blockbuster and its Subsidiaries; provided that Blockbuster and Viacom shall actively consult with each other regarding any changes (whether or not substantive) which Blockbuster may consider making to its Quarterly Financial Statements and related disclosures prior to the filing with the SEC. In addition to the foregoing, no (a) Quarterly Financial Statement or (b) any other document which refers, or contains information with respect, to the ownership of Blockbuster by Viacom, the separation of Blockbuster from Viacom or the Split-Off shall be filed with the SEC or otherwise made public by Blockbuster or any of its Subsidiaries without the prior consent of Viacom which shall not be unreasonably withheld. In any event, Blockbuster shall deliver to Viacom its final Quarterly Report on Form 10-Q no later than 40 days after the end of each of the first three quarters in each fiscal year of Blockbuster. If the time period required by the SEC for Blockbuster to file its Quarterly Report on Form 10-Q is changed, Blockbuster and Viacom shall renegotiate in good faith to set more appropriate time periods relating to the dates as set forth in this Section 5.01(iv). As soon as practicable but in no event two Business Days prior to issuance, Blockbuster shall deliver to Viacom copies of substantially final drafts of all of its quarterly earnings releases. In addition, within such two day period, Blockbuster shall actively consult with Viacom regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Blockbuster shall deliver to Viacom final copies of such earnings releases. Viacom shall determine, in its sole discretion, the timing of Blockbuster’s quarterly earnings releases, provided that Blockbuster and Viacom will consult with each other on such timing if the senior management of Blockbuster notifies Viacom that Blockbuster is required by law as advised by its counsel not to release its earnings at such time as initially determined by Viacom.

(v) This Section 5.01(v) terminates at the De-consolidation Date except with respect to (x) the Annual Financial Statements (defined below) for the fiscal year in which the De-consolidation Date occurs and (y) any subsequent amendment of any Annual Financial Statements relating to periods prior to the De-consolidation Date. Blockbuster shall deliver to Viacom as soon as practicable, and in any event within 45 days after the end of each fiscal year of Blockbuster and no later than 15 days before Blockbuster intends to file its Annual Financial Statements with the SEC, (A) drafts of the consolidated financial statements of Blockbuster (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and (B) a discussion and analysis by management of Blockbuster’s and its Subsidiaries’ financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the “Annual Financial Statements.” Blockbuster shall deliver to Viacom all material revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (x) five Business Days prior to the date Blockbuster publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (y) five Business Days prior to the date on which Viacom has notified Blockbuster that it intends to file its annual financial statements with the SEC, Blockbuster shall deliver to Viacom the final form of the Annual Financial Statements certified by the chief financial officer of Blockbuster as presenting fairly, in all material respects, the financial condition and results of operations of Blockbuster and its Subsidiaries; provided that Blockbuster and Viacom shall actively consult with each other regarding any changes (whether or not substantive) which Blockbuster may consider making to its Annual Financial Statements and related disclosures prior to the filing with the SEC. In addition to the foregoing, no (a) Annual Financial Statement or (b) any other document which refers, or contains information with respect, to the ownership of Blockbuster by Viacom, the separation of Blockbuster from Viacom or the Split-Off shall be filed with the SEC or otherwise made public by Blockbuster or any of its Subsidiaries without the prior consent of Viacom which shall not be unreasonably withheld. In any event, Blockbuster shall deliver to Viacom its final Annual Report on Form 10-K no later than 60 days after the end of each fiscal year of Blockbuster. If the time period required by the SEC for Blockbuster to file its Annual Report on Form 10-K is changed, Blockbuster and Viacom shall renegotiate in good faith to set more appropriate time periods relating to the dates as set forth in this Section 5.01(v). As soon as practicable but in no event two Business Days prior to issuance, Blockbuster shall deliver to Viacom copies of substantially final drafts of its annual earnings releases. In addition, within such two day period, Blockbuster shall actively consult with Viacom regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Blockbuster shall deliver to Viacom final copies of the earnings release. Viacom shall determine, in its sole discretion, the timing of Blockbuster’s annual earnings release, provided, that Blockbuster and Viacom will consult with each other on such timing if the senior management of Blockbuster notifies Viacom that Blockbuster is required by law as advised by its counsel not to release its earnings at such time as initially determined by Viacom.

(vi) Blockbuster shall deliver to Viacom all Quarterly and Annual Financial Statements of each Subsidiary of Blockbuster which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided for the same periods, in the same manner and detail and on the same time schedule as those financial statements of Blockbuster required to be delivered to Viacom pursuant to this Section 5.01.

(vii) All information provided by Blockbuster or any of its Subsidiaries to Viacom pursuant to Sections 5.01(iii) through (vi) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof with respect to the provision of such financial information by the Blockbuster Business and/or Blockbuster and its Subsidiaries, as applicable, to Viacom (and, where appropriate, as presently presented in financial reports to Viacom’s Board of Directors), with such changes therein as may be requested by Viacom from time to time consistent with changes in reporting by sectors and Subsidiaries of Viacom in accordance with generally accepted accounting principles; provided that after the De-consolidation Date Viacom’s requested changes must be reasonable.

(viii) This Section 5.01(viii) terminates at the De-consolidation Date except with respect to any amendment of any Blockbuster Public Document filed on or before the date (the “Last Blockbuster 10-K Date”) on which Blockbuster’s annual report on Form 10-K for the year in which the De-consolidation Date occurs is filed. Blockbuster and each of its Subsidiaries which files information with the SEC shall deliver to Viacom: (A) as soon as the same are prepared, substantially final drafts of (x) all reports, notices and proxy and information statements to be sent or made available by Blockbuster or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including current reports on Form 8 K and annual reports to stockholders), and (z) all registration statements and prospectuses to be filed by Blockbuster or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to herein as “Blockbuster Public Documents”); and (B) as soon as practicable, but in no event later than four Business Days prior to the date the same are printed, sent or filed, whichever is earliest, substantially final drafts of all such Blockbuster Public Documents; provided that Blockbuster and Viacom shall actively consult with each other regarding any changes (whether or not substantive) which Blockbuster may consider making to any of its Blockbuster Public Documents and related disclosures prior to any anticipated filing with the SEC. In addition to the foregoing, no (a) Blockbuster Public Document or (b) any other document which refers, or contains information with respect, to the ownership of Blockbuster by Viacom, the separation of Blockbuster from Viacom or the Split-Off shall be filed with the SEC or otherwise made public by Blockbuster or any of its Subsidiaries without the prior consent of Viacom which consent shall not unreasonably be withheld.

(ix) Until the De-consolidation Date, Blockbuster shall, as promptly as practicable, deliver to Viacom copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to Blockbuster or any of its Subsidiaries and shall provide Viacom an opportunity to meet with management of Blockbuster to discuss such budgets and projections.

(x) Until the Viacom Last 10-K Date, with reasonable promptness, Blockbuster shall deliver to Viacom such additional financial and other information and data with respect to Blockbuster and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Viacom, to the extent such information and data relates to periods prior to the De-consolidation Date.

(xi) This Section 5.01(xi) terminates at the De-consolidation Date. Except with respect to Blockbuster’s quarterly and annual earnings releases, Blockbuster shall deliver to Viacom as soon as practicable but in no event two Business Days prior to issuance, copies of substantially final drafts of all press releases and other statements to be made available by Blockbuster or any of its Subsidiaries to employees of Blockbuster or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Blockbuster or any of its Subsidiaries or the relationship between (A) Blockbuster or any of its Subsidiaries and (B) Viacom or any of its Affiliates. In addition, within such two day period, prior to the issuance of any such press release or public statement, Blockbuster shall actively consult with Viacom regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, Blockbuster shall deliver to Viacom copies of final drafts of all press releases and other public statements.

(xii) This Section 5.01(xii) terminates (A) with respect to Viacom Public Filings on the Viacom Last 10-K Date, except with respect to any amendment of any Viacom Public Filing filed on or prior to the Viacom Last 10-K Date and (B) with respect to Blockbuster Public Filings on the Blockbuster Last 10-K Date, except with respect to any amendment of any Blockbuster Public Filing filed on or prior to the Blockbuster Last 10-K Date; provided the obligations regarding accountant consents will survive with respect to periods prior to the De-consolidation Date. Viacom and Blockbuster shall cooperate fully, and cause their respective accountants to cooperate fully, to the extent requested by the other party in the preparation of the other party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Viacom or Blockbuster with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Viacom Public Filings” and the “Blockbuster Public Filings” and together, the “Public Filings”). Viacom and Blockbuster agree to provide to each other all information that the other party reasonably requests in connection with any Public Filings or that, in the judgment of either party’s, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by such party in a timely manner on the dates requested by the other party (which may be earlier than the dates on which such party otherwise would be required hereunder to have such information available) to enable the other party to prepare, print and release all Public Filings on such dates as such party shall determine. Viacom and Blockbuster shall use its reasonable best efforts to cause their respective accountants to consent to any reference to them as experts in any Public Filing required under any law, rule or regulation. If and to the extent requested by either party, the other party shall diligently and promptly review all drafts of such Public Filing and prepare in a diligent and timely fashion any portion of such Public Filing pertaining to that party. Prior to any printing or public release of any Public Filing, an appropriate executive officer of Viacom or Blockbuster shall, if requested by the other party, certify that the information provided by such party relating to such party, its Affiliates or its business in such Public Filing is accurate, true and correct in all material respects. Unless required by law, rule, regulation or generally accepted accounted principle, Blockbuster shall not publicly release any financial or other information which significantly conflicts with the information with respect to Blockbuster, any of its Affiliates or the Blockbuster Business that is included in any Viacom Public Filing without Viacom’s prior written consent. Prior to the release or filing thereof, Viacom and Blockbuster shall provide each other with a draft of any portion of a Public Filing containing information relating to the other party and its Subsidiaries and shall give such party an opportunity to review such information and comment thereon; provided that, the other party shall determine in its sole discretion the final form and content of all Public Filings.

(xiii) Until the De-consolidation Date, not less than 30 days prior to making any changes regarding the independent certified public accountant engaged by Blockbuster (“Blockbuster’s Auditors”) which would result in Blockbuster’s Auditors being other than the independent certified public accountant engaged by Viacom, Blockbuster’s audit committee chair shall discuss with Viacom’s audit committee chair the change under consideration. Such 30 day period shall be reduced to the extent that Blockbuster’s audit committee chair shall deem necessary in light of extenuating circumstances.

(xiv) Until the De-consolidation Date, Blockbuster shall use its reasonable best efforts to enable the Blockbuster’s Auditors to complete their audit such that they will date their opinion on Blockbuster’s audited annual financial statements on the same date that Viacom’s independent certified public accountants (“Viacom’s Auditors”) date their opinion on Viacom’s audited annual financial statements (the “Viacom Annual Statements”), and to enable Viacom to meet its timetable for the printing, filing and public dissemination of the Viacom Annual Statements.

(xv) Until the De-consolidation Date or to the extent it relates to a pre-De-consolidation Date period, Blockbuster shall authorize Blockbuster’s Auditors to make available to Viacom’s Auditors both the personnel who performed or are performing the annual audit of Blockbuster and work papers related to the annual audit of Blockbuster, in all cases within a reasonable time prior to Blockbuster’s Auditors opinion date, so that Viacom’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Blockbuster’s Auditors as it relates to Viacom’s Auditors report on Viacom’s statements, all within sufficient time to enable Viacom to meet its timetable for the printing, filing and public dissemination of the Viacom Annual Statements.

(xvi) Until the De-consolidation Date or to the extent it relates to a pre-De-consolidation Date period, Blockbuster shall provide Viacom’s internal auditors access to

Blockbuster’s and its Subsidiaries, books and records so that Viacom may conduct reasonable audits relating to the financial statements provided by Blockbuster pursuant hereto as well as to the internal accounting controls and operations of Blockbuster and its Subsidiaries.

(xvii) (A) Until the De-consolidation Date or to the extent it relates to a pre-De-consolidation Date period, Blockbuster shall give Viacom as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof; (B) until the De-consolidation Date or to the extent it relates to a pre-De-consolidation Date period, Blockbuster will consult with Viacom and, if requested by Viacom, Blockbuster will consult with Viacom’s independent public accountants with respect thereto; and (C) until the De-consolidation Date, to the extent related to a pre-De-consolidation Date period, Blockbuster will not make such determination or changes without Viacom’s prior consent, which shall not be unreasonably withheld. Further, notwithstanding the time periods specified in clauses (iv) through (vi) hereof, Blockbuster will give Viacom prompt notice of any amendments or restatements of accounting statements with respect to pre-De-consolidation Date periods, and will provide Viacom with access as provided in clauses (xv) and (xvi) hereof as promptly as possible such that Viacom will be able to meet its financial reporting requirements.

(xviii) To the extent it relates to a pre-De-consolidation Date period, notwithstanding clause (xvii) above, Blockbuster shall make any changes in its accounting principles that are requested by Viacom in order for Blockbuster’s accounting principles to be consistent with those of Viacom unless Blockbuster’s audit committee chair determines otherwise after consultation with Viacom’s audit committee.

(xix) If, during the fiscal year in which the De-consolidation Date occurs, Blockbuster changes its fiscal year, then Viacom and Blockbuster will reasonably cooperate to agree on an interim audit date to support Viacom’s pre-De-consolidation Date financial statements for the De-consolidation Date year.

(xx) After the De-consolidation Date, Viacom shall give Blockbuster as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof, to the extent they impact Blockbuster’s financial results and (B) Viacom will consult with Blockbuster and, if requested by Blockbuster, Viacom will consult with Blockbuster’s independent public accountants with respect thereto.

(xxi) In the event either Blockbuster or (to the extent related to Blockbuster) Viacom are the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the De-consolidation Date, such party shall give the other party a reasonable opportunity to be involved in responding to such comment, review or investigation.

Information provided pursuant to the section 5.01 shall be deemed Confidential Information for purposes of this Agreement. Nothing in this Section 5.01 shall require Blockbuster to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of commercially sensitive information relating to that customer, suppliers or other third parties or its business; provided that in the event that Blockbuster is required under this Section 5.01 to disclose any such information, Blockbuster shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’, consent to the disclosure of such information.

For the purposes of these covenants, Viacom and Blockbuster understand and appreciate that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Section 5.01. Therefore, each party agrees to use its reasonable best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, each party agrees to develop and follow a process for presenting, rapidly assessing, and settling claims and other disputes on a fair and equitable basis. If any dispute or claim arising under this Section 5.01 cannot be readily resolved by the parties, the parties agree to refer the matter to the chief financial officers of each party who shall meet and attempt to resolve the dispute within fifteen days from the date the dispute was brought before their attention. If any dispute or claim arising under this Section 5.01 cannot be resolved by chief financial officers, the parties agree to refer the matter to a senior auditing partner of a nationally recognized accounting firm not currently providing services to either party.

Section 5.02 No Violations. (a) For so long as the Ownership Percentage is equal to or greater than 50%, Blockbuster covenants and agrees that it will not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any of its Affiliates of (i) any provisions of applicable law or regulation, including but not limited to provisions pertaining to the Code or the Employee Retirement Income Security Act of 1974, as amended, (ii) any provision of Viacom’s certificate of incorporation or bylaws, (iii) any credit agreement or other material agreements (including agreements relating to covenants not to compete) binding upon Viacom or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Viacom or any of its respective assets.

(b) Blockbuster and Viacom agree to provide to the other any information and documentation requested by the other for the purpose of evaluating and ensuring compliance with Section 5.02(a) hereof.

(c) Notwithstanding the foregoing Section 5.01, nothing in this Agreement is intended to limit or restrict in any way Viacom’s rights as a stockholder of Blockbuster.

Section 5.03 Other Agreements. On or prior to the date hereof, Viacom and Blockbuster shall have executed and delivered to each other each of the Ancillary Agreements.

Section 5.04 Litigation Matters. (a) After the Split-Off Date, with respect to any counsel representing or seeking to represent either Viacom or Blockbuster or any of their respective Affiliates, or both, Viacom and Blockbuster agree that in determining whether a conflict exists for such counsel in representing either or both parties, the terms and provisions of each party’s written outside counsel policies or engagement letters entered into prior to the Split-Off Date providing for the application of conflicts rules on an enterprise-wide basis shall, to the extent broader than applicable laws or rules of practice, be waived for purposes of making such determination, and Viacom and Blockbuster shall notify the applicable counsel of such waiver.

(b) Viacom and Blockbuster agree that their communications before the Split-Off Date regarding anticipated, threatened, pending, or completed litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations reflect joint defense and common interest communications, and thus are confidential and protected by the attorney-client privilege, work product doctrine, joint defense privilege, and any other applicable privileges. The Split-Off is not intended to compromise the confidential and privileged nature of those communications or any future privileged and confidential communications they might have regarding litigation, claims, inquiries, proceedings, or investigations.

(c) Viacom and Blockbuster agree to reasonably cooperate with each other in good faith in any anticipated, threatened, or pending litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations arising out of or relating to the Blockbuster Business or the Prior Relationship (whether such litigation, claims, inquiries, proceedings, or investigations arise before or after or after the Split-Off Date) where either party is a party in interest in such litigation, claims, inquiries, proceedings, or investigations, including, without limitation, to provide each other with reasonable access to records and information pursuant to Section 4.03 herein and to employees during normal business hours and upon reasonable notice (provided, that such access shall not unreasonably interfere with any employee’s performance of his or her other employment duties); provided, that this Section 5.04(c) shall not apply in the event Viacom and Blockbuster or their respective affiliates are adverse parties in any such litigation, claim, inquiry, proceeding, or investigation.

(d) Viacom shall promptly execute settlement agreements and other documents as necessary to effectuate the settlement by Blockbuster or its Affiliates of any litigation relating to Wherehouse Entertainment, Inc. and its subsidiaries, provided the settlement does not impose any monetary, guaranty, or other affirmative obligation on Viacom or its Affiliates and the settlement releases Viacom and its Affiliates from any further liability in connection with any dispute being settled in such settlement. No such settlement shall affect the rights and obligations of Blockbuster, Viacom, and their respective Affiliates to each other pursuant to this Agreement or any other agreement to which they are both parties.

Section 5.05 Real Estate Matters. (a) With respect to any Renewable Guaranteed Lease that Blockbuster or any of its Affiliates intends to renew, Blockbuster shall use its reasonable efforts consistent with past practice to terminate, cancel, replace or substitute in full any Guarantee related to such Renewable Guaranteed Lease effective on the commencement of the applicable renewal term of such lease.

(b) Unless the related Guarantee shall have been terminated prior to the exercise of any such option, Blockbuster shall not, and shall cause its Affiliates not to, exercise any renewal option under any Renewable Guaranteed Lease, except, so long as no Default shall have occurred and be continuing, Blockbuster may exercise a renewal option under any Renewable Guaranteed Lease without the related Guarantee having been terminated (i) (x) at any time, with respect to a number of Renewable Guaranteed Leases per calendar year equal to no more than 10 percent of the number of outstanding Renewable Guaranteed Leases set forth on the initial Lease Schedule (rounded to the nearest whole number) and (y) with respect to all other Renewable Guaranteed Leases, no earlier than consistent with past practice (and in no event more than six months prior to the last date permitted under such Renewable Guaranteed Lease) and (ii) in any case, for no more than the one renewal term that immediately succeeds the term in which the renewal option is exercised.

(c) Unless the related Guarantee shall have been terminated prior to or contemporaneously with any such Modification (as hereafter defined), Blockbuster shall not, and shall cause its Affiliates not to, amend or modify any Guaranteed Lease (including, without limitation, extending the existing term thereof or adding any options to renew or extend thereto), or waive any term thereof in a manner that would increase the potential liability of Viacom and its Affiliates thereunder (such amendment, modification or waiver being referred to herein as a “Modification”), if such Modification would cause the aggregate total of all Lease Modification Amounts with respect to any and all Guaranteed Leases, each recalculated as of the date of such proposed Modification, to exceed the Modification Basket; provided, however, that in no event shall Blockbuster, and Blockbuster shall cause its Affiliates not to, (i) enter into or agree to any Modification of any Guaranteed Lease if any Default shall have occurred and be continuing, or (ii) unless the related Guarantee shall have been terminated prior to or contemporaneously with any such Modification, enter into or agree to any Modification of any Guaranteed Lease after the Guarantee Termination Date in a manner that increases the potential liability of Viacom or its Affiliates. For the purpose of clarity, a Modification shall not include the exercise of any option to renew permitted under any Guaranteed Lease on the date hereof notwithstanding that such option may be exercised by an amendment or modification to such Guaranteed Lease. Viacom shall, upon Blockbuster’s reasonable request, promptly execute a confirmation, acknowledgment or extension of any Guarantee with respect to any amendment, modification (including any Modification), renewal or extension of the related Guaranteed Lease permitted hereunder. Blockbuster shall provide the calculation of Blockbuster’s compliance with the Modification Basket set forth in this paragraph (c) contemporaneously with the updates of the Lease Schedule on each November 30 and May 31 as set forth in Section 5.05(e).

(d) Unless the related Guarantee shall have been terminated prior to or contemporaneously with any such sale, assignment or transfer, Blockbuster shall not, and shall cause its Affiliates not to, sell, assign or transfer any Guaranteed Lease to any party that is not a Blockbuster Affiliate (unless Blockbuster or its Affiliate, as applicable, is contractually bound, pursuant to a contract entered into prior to the date of this Agreement, to so sell, assign or transfer), except, so long as no Default shall have occurred and be continuing, Blockbuster may do so if (i) Blockbuster or its applicable Affiliates remain liable for all the tenant’s obligations thereunder following such sale, assignment or transfer and (ii) the purchaser, assignee or transferee of such Guaranteed Lease agrees in writing (w) not to renew or extend any Renewable Guaranteed Lease earlier than six months prior to the last date permitted under such lease and not to renew or extend any such lease for more than one renewal term that immediately succeeds the term in which the renewal is exercised, (x) not to amend or modify such lease in a manner that increases the potential liability of Viacom or its Affiliates and to provide notice to Viacom of any Modification and any other notice or document required to be delivered by Blockbuster to Viacom pursuant to paragraph (c) above and (f) below, (y) to make available access to such Guaranteed Leases and related agreements, notices, documents, books and records in the offices of such purchaser, assignee or transferee (or the offices of their respective agents, accountants and/or management companies) to the same extent and at the same times as Blockbuster would be required to make such agreements, notices, documents, books and records available pursuant to this Section 5.05, and (z) that any subsequent purchaser, assignee or transferee of such Guaranteed Lease shall agree in writing to be bound by the terms and conditions hereof applicable to such initial purchaser, assignee or transferee; provided, however, with respect to the foregoing clause (ii), if, after using reasonable efforts, Blockbuster is unable to obtain the agreement of any such purchaser, assignee or transferee to comply with the terms and conditions thereof, Blockbuster and its Affiliates shall be entitled to sell, assign or transfer such Guaranteed Lease without giving effect to clause (ii) with the prior written consent of Viacom, which consent shall not be unreasonably withheld or delayed.

(e) Blockbuster hereby represents and warrants to Viacom that to the Actual Knowledge of the Named Blockbuster Executives (i) the Lease Schedule is not inaccurate or incomplete as of the date of this Agreement and (ii) no default under any Guaranteed Lease has occurred and is continuing and neither Blockbuster nor any of its Affiliates have received any notice alleging any such default. The Lease Schedule shall be updated by Blockbuster and delivered to Viacom in electronic format (i) no later than 15 days prior to the Declaration Date, and (ii) on or before each November 30 and May 31 thereafter through the date upon which there are no outstanding Guarantees; and, in each case, shall set forth the status of each Guaranteed Lease, in the form of the initial Lease Schedule or otherwise in form and substance reasonably satisfactory to Viacom and Blockbuster. Viacom hereby represents and warrants to Blockbuster that to the Actual Knowledge of the Named Viacom Executives (i) the Lease Schedule is not inaccurate or incomplete as of the date of this Agreement and (ii) no default under any Guarantee has occurred and is continuing and neither Viacom nor any of its Affiliates have received any notice alleging any such default or any default under any Guaranteed Lease which it has not provided to Blockbuster prior to the date hereof.

(f) Blockbuster shall promptly provide to Viacom, but in any event no later than five (5) days after receipt thereof, copies of any and all notices of default with respect to any Guaranteed Leases received by Blockbuster or any of its Affiliates. In addition, within ten (10) days following the full execution of any notice or agreement providing for the renewal or extension of any Renewable Guaranteed Lease or any other amendment or modification of any Guaranteed Lease (or as soon thereafter as practicable following receipt thereof from the applicable landlord), Blockbuster shall provide Viacom with a copy of any such notice, agreement, amendment or modification. Blockbuster shall also promptly provide to Viacom any such other information in connection with such renewal, extension, amendment or modification as Viacom may reasonably request that Blockbuster has in its possession. Viacom shall promptly provide to Blockbuster, and in any event no later than five (5) days following receipt thereof, a copy of any and all notices of default received by Viacom or any of its Affiliates with respect to any Guaranteed Lease or Guarantee. Further, in the event Blockbuster no longer files regular annual and quarterly financial reports with the SEC and continues to be required to provide updated Lease Schedules hereunder, Blockbuster shall be required to deliver to Viacom on the same schedule required by Blockbuster’s lenders a copy of the financial information Blockbuster is required to provide on a regular basis to any of such lenders.

(g) Blockbuster shall, at the request of Viacom until the Split-Off Date on not less than 10 business days prior written notice and then within the time periods specified below in paragraphs (i) and (l), permit Viacom or its representatives, at Viacom’s sole cost and expense, to examine in the locations where customarily stored and make copies of all Guaranteed Leases of Blockbuster and its Affiliates, Guarantees and all material agreements related thereto (including allowing for Viacom or its agent to temporarily bring into any such location additional copying or scanning equipment in order to facilitate making such copies expeditiously) and provide access at such locations to Viacom and its representatives to all notices and other documents relating to the Guaranteed Leases, and all books and records (including, without limitation, canceled checks and wire transfer confirmations) relating to lease payments under the Guaranteed Leases.

(h) On or before the Distribution Date, Blockbuster shall enter into a Letter of Credit Facility providing for the issuance of the Letter of Credit in an available amount of $150,000,000 and will cause to be issued thereunder a Letter of Credit in an amount equal to the Required Amount, calculated as of 15 days prior to the Declaration Date, for the benefit of Viacom and Viacom International, drawable on and after the Split-Off Date (except as otherwise provided on Annex I) on the conditions set forth on Annex I; provided, however, if Viacom’s obligations to dispose of its Ownership Control of Blockbuster pursuant to Section 2.08 of this Agreement have expired (other than as a result of the disposition of such Ownership Control pursuant to such Section 2.08), Blockbuster shall have the right to terminate the Letter of Credit Facility, whereupon (i) Viacom shall return the original Letter of Credit to Blockbuster for cancellation and execute a joint notice with Blockbuster to permanently reduce to zero the amount of the reserved commitment for issuance of the Letter of Credit contemplated to be provided under the Letter of Credit Facility, which notice shall be delivered to the administrative agent under the Letter of Credit Facility, and (ii) Blockbuster shall have no further obligations, restrictions or liabilities under this Section 5.05.

(i) During such time as the Letter of Credit is outstanding, except as set forth in Section 5.05(l) below, Viacom shall have thirty (30) days after delivery by Blockbuster of each semi-annual updated Lease Schedule delivered pursuant to Section 5.05(e) to review and to have access to Blockbuster’s, its Affiliates’ and their assignees’ and subsequent assignees’ lease files and books and records as set forth in Section 5.05(d) and (g) above. On or before the expiration of such thirty (30) day period, (i) to the extent Viacom agrees with the information set forth in such Lease Schedule, Viacom shall so notify Blockbuster and the maximum amount available to be drawn under the Letter of Credit (the “Available Amount”) shall be increased or decreased such that the Available Amount is equal to the Required Amount by joint notice by Blockbuster and Viacom to the issuers of the Letter of Credit in a form to be mutually agreed; and (ii) to the extent Viacom disagrees with the information set forth in such semi-annual updated Lease Schedule, Viacom shall so notify Blockbuster specifying the items on the updated Lease Schedule with which Viacom disagrees and Viacom’s reasons for disagreement (a “Notice of Disagreement”). Upon receipt of a Notice of Disagreement, Viacom and Blockbuster shall negotiate in good faith a resolution of the items set forth in the Notice of Disagreement for a period of 15 days. In the event the parties are unable to resolve any disagreements set forth in the Notice of Disagreement, the parties shall present their dispute to a court of competent jurisdiction and be entitled to pursue any remedies available under Section 10.04 of this Agreement. In compliance with any unstayed judgment of a court of competent jurisdiction, and in any case with respect to any amounts which are not subject to any Notice of Disagreement or which have been resolved by the parties, the Available Amount shall be increased or decreased such that the Available Amount is equal to the Required Amount, by joint notice by Blockbuster and Viacom to the issuers of the Letter of Credit in a form to be mutually agreed. With respect to any recalculation of the Available Amount of the Letter of Credit as provided in this Section 5.05(i), Viacom shall surrender the existing Letter of Credit upon receipt of a new Letter of Credit which complies with this Section 5.05(i). Blockbuster will require the issuers of the Letter of Credit to send promptly all Letter of Credit amendment confirmations to Viacom. The Letter of Credit shall automatically expire and be cancelled from and after the Guarantee Termination Date or upon written notice from Viacom, whereupon neither Blockbuster nor its Affiliates shall have any further obligations, restrictions or liabilities relating to the Letter of Credit and the Letter of Credit Facility under this Section 5.05.

(j) On or after the Split-Off Date and until the Guarantee Termination Date, in the event any payment has been made by Viacom or any of its Affiliates under any Guarantee at any time, Viacom or such Affiliate may draw on the Letter of Credit an amount equal to up to 100% of all such payments (not to exceed the Available Amount); provided that prior to any such draw, Viacom shall have certified in writing to Blockbuster that Viacom has complied with its obligations under Section 5.05(k).

(k) Viacom shall not make a payment under any Guarantee with respect to a Guaranteed Lease unless (i) Viacom is compelled to make such payment by legal process; (ii) Blockbuster or any of its Blockbuster Subsidiary Obligors (as defined in the Release and Indemnification Agreement) has filed for bankruptcy or a responsible officer of Blockbuster has otherwise indicated in writing that Blockbuster has no defense to payment, or bankruptcy proceedings shall have otherwise been commenced against Blockbuster and not dismissed within 60 days or, if later, not dismissed prior to Viacom’s payment under any Guarantee with respect to a Guaranteed Lease, or (iii) Blockbuster shall not have notified Viacom in writing within 10 days after any request for such confirmation from Viacom that the applicable landlord’s claim under any Guarantee with respect to a Guaranteed Lease that Viacom desires to pay, is an indemnifiable Loss pursuant to Section 2.01 of the Release and Indemnification Agreement and that Blockbuster is defending such claim in good faith on behalf of Viacom in accordance with the procedures set forth in Article VIII of this Agreement.

(l) Until the Guarantee Termination Date, in the event that an Approved L/C Issuer elects not to renew or reissue a Letter of Credit, Blockbuster shall require such Approved L/C Issuer to give Viacom prompt notice of such election and Blockbuster shall provide Viacom with a replacement Letter of Credit 15 business days prior to the expiration of such Letter of Credit either from the Approved L/C Issuer that issued such expiring Letter of Credit or from another Approved L/C Issuer, containing substantially the same terms as the expiring Letter of Credit (with such modifications as may be acceptable to Viacom in its reasonable discretion). If Blockbuster is unable to provide such replacement Letter of Credit at least 15 business days prior to the expiration of the expiring Letter of Credit, Viacom shall have the right to draw down the full Available Amount of such expiring Letter of Credit and all proceeds from such expiring Letter of Credit shall be deposited into a separate interest bearing account owned by Viacom (the “Guaranty Bank Account”) at a financial institution which would qualify as an Approved L/C Issuer under clause (ii)(A) of the definition thereof; provided that, in the event Viacom or Viacom International has drawn such full Available Amount, if Blockbuster shall provide a replacement Letter of Credit in accordance with the requirements of this Section 5.05, Viacom shall promptly return to Blockbuster the amount previously drawn by Viacom or Viacom

International under such expiring Letter of Credit less (x) any amounts disbursed pursuant to the immediately succeeding clause (i) below and (y) any portion thereof previously returned to Blockbuster. Until the Guarantee Termination Date, unless Blockbuster shall have provided Viacom with a replacement Letter of Credit, the proceeds in the Guaranty Bank Account shall be subject to the following conditions: (i) Viacom shall use the proceeds from the Guaranty Bank Account only to make payments under the Guarantees in accordance with this Section 5.05 and to pay taxes on any interest accrued on the amounts held in such account, (ii) in accordance with all the other terms and conditions of this Section 5.05(l), Viacom shall promptly return to Blockbuster the Returnable Portion (as defined below) calculated based upon the updated semi-annual Lease Schedule provided by Blockbuster to Viacom, and (iii) upon the Guarantee Termination Date, in accordance with all the other terms and conditions of this Section 5.05(l), Viacom shall promptly return to Blockbuster the Remaining Amount (as defined below). From and after the date on which Viacom has drawn down the full Available Amount of the expiring Letter of Credit pursuant to this subparagraph, Viacom shall have sixty (60) days to review each semi-annual updated Lease Schedule delivered pursuant to Section 5.05(e) and have access to Blockbuster’s, its Affiliates’ and their assignees’ and subsequent assignees’ lease files and books and records as set forth in Section 5.05(d) and (g) above. On or before the expiration of such sixty (60) day period and after Blockbuster delivers the semi-annual updated Lease Schedule, (i) to the extent Viacom agrees with the information set forth in such semi-annual updated Lease Schedule, Viacom shall so notify Blockbuster and Viacom shall promptly return to Blockbuster the Returnable Portion based on such updated Lease Schedule and (ii) to the extent Viacom disagrees with the information set forth in such Lease Schedule, Viacom shall so notify Blockbuster, specifying the items on the Lease Schedule with which Viacom disagrees and Viacom’s reasons for disagreement (a “Drawn Notice of Disagreement”). Upon receipt of a Drawn Notice of Disagreement, Viacom and Blockbuster shall negotiate in good faith a resolution of the items set forth in the Drawn Notice of Disagreement for a period of fifteen (15) days. In the event the parties are unable to resolve any disagreements set forth in the Drawn Notice of Disagreement, the parties shall present their dispute to a court of competent jurisdiction and be entitled to pursue any remedies available under Section 10.04 of this Agreement. In compliance with any unstayed judgment of a court of competent jurisdiction with respect to such semi-annual updated Lease Schedule, and in any case with respect to any amounts which are not subject to any Drawn Notice of Disagreement or which have been resolved by the parties, Viacom shall promptly return to Blockbuster, calculated on the basis of the information in such Lease Schedule, the excess (the “Returnable Portion”) of (i) the sum of (x) the amount held by Viacom and its Affiliates remaining from the amount drawn thereby from the expiring Letter of Credit excluding any interest accrued thereon plus (y) the product of the amount of interest accrued on such drawn amount at a rate of 3-month London Interbank Bid Rate (LIBID), based upon British Bankers Association (or any successor thereto) LIBOR fixings, multiplied by one minus the maximum U.S. federal corporate marginal tax rate for Viacom as in effect in such year over (ii) the Required Amount. If any such final determination evidences that the Guarantee Termination Date has occurred, Viacom shall promptly return to Blockbuster the aggregate amount held by Viacom and its Affiliates remaining from the amount drawn thereby under the expiring Letter of Credit excluding any interest accrued thereon plus the product of the amount of interest accrued on such drawn amount at a rate of 3-month London Interbank Bid Rate (LIBID), based upon British Bankers Association (or any successor thereto) LIBOR fixings multiplied by one minus the maximum U.S. federal corporate marginal tax rate for Viacom as in effect in such year (the sum of such amounts being the “Remaining Amount”).

(m) Except as expressly set forth in Section 5.05(l), upon and after any drawing of the full Available Amount of the Letter of Credit, Viacom shall have sole control over the proceeds thereof, including, without limitation, in respect of the disposition of such proceeds until the final disposition of such amounts pursuant to this Section 5.05.

(n) Viacom will pay or reimburse Blockbuster for the commissions charged by and paid to the issuer of each Letter of Credit specifically for making such Letter of Credit available up to the Fee Cap. If Viacom’s reimbursement obligations under this paragraph (n) with respect to any given Letter of Credit exceed the Fee Cap, and Blockbuster fails to pay any such excess to the issuer of the Letter of Credit, Viacom shall be permitted to draw the full amount available under the Letter of Credit in accordance with Section 5.05(l). In no event shall Viacom or its Affiliate have any liability with respect to any fees under the Letter of Credit Facility, except as specified herein or in Section 3.03 of this Agreement.

Section 5.06 Insurance Matters. (a) From and after the Split-Off Date, other than with respect to D&O Policies, Blockbuster and its Affiliates shall cease to be insured under insurance policies or programs issued to Viacom under which Blockbuster or its Affiliates were, prior to the Split-Off Date, also insured as additional insureds or otherwise (collectively, the “Viacom Insurance Policies”). Nothing in this Section 5.06 shall restrict or abridge Blockbuster’s or its Affiliates’ rights and responsibilities, if any, under the Viacom Insurance Policies (i) under occurrence-based policies, with respect to occurrences happening prior to the Split-Off Date or (ii) under claims-made policies, claims made or circumstances noticed to the insurer during the period provided under the applicable policy. Viacom shall, at the reasonable request of Blockbuster, take all steps reasonably necessary or desirable to cooperate with and to assist Blockbuster in its pursuit of any claims properly being asserted by or on behalf of Blockbuster or its Affiliates under the Viacom Insurance Policies. With respect to any of the Viacom Insurance Policies under which Blockbuster and its Affiliates shall cease to be insured, to the extent there is a period between the Split-Off Date and the later expiration of such policy or program, and to the extent Blockbuster had been allocated and paid a portion of the premium for such policy or program, Viacom shall reimburse Blockbuster within 60 days after the end of the month in which the Split-Off Date occurs an amount equal to the pro rata portion of the premium amount allocated to Blockbuster attributable to such period.

(b) From and after the Split-Off Date, Viacom and its Affiliates shall cease to be insured under insurance policies or programs issued to Blockbuster under which Viacom or its Affiliates were, prior to the Split-Off Date, also insured as additional insureds or otherwise (collectively, the “Blockbuster Insurance Policies”). Nothing in this Section 5.06 shall restrict or abridge Viacom or its Affiliates’ rights and responsibilities, if any, under the Blockbuster Insurance Policies (i) under occurrence-based policies, with respect to occurrences happening prior to the Split-Off Date or (ii) under claims-made policies, claims made or circumstances noticed to the insurer during the period provided under the applicable policy. Blockbuster shall, at the reasonable request of Viacom, take all steps reasonably necessary or desirable to cooperate with and to assist Viacom in its pursuit of any claims properly being asserted by or on behalf of Viacom or its Affiliates under the Blockbuster Insurance Policies.

(c) Blockbuster shall be responsible at all times after the Split-Off Date for securing and maintaining on its own behalf all insurance that it desires or is required to secure and maintain, which shall, in any event, include: (i) any insurance that Blockbuster and its Affiliates purchased and maintained on their own behalf prior to the Split-Off Date, including, without limitation, general liability insurance, umbrella and excess liability insurance, comprehensive automobile liability insurance, workers compensation and employers liability insurance, aircraft hull and liability insurance; and (ii) any insurance under which Blockbuster and its Affiliates were covered prior to the Split-Off Date through insurance issued to Viacom, including directors and officers liability insurance, crime insurance, fiduciary insurance, errors and omissions insurance, employment practices insurance, business travel accident insurance, and all property insurance.

(d) In the event that both Viacom and Blockbuster or any of their respective Affiliates make claims under any Viacom Insurance Policy or Blockbuster Insurance Policy which may individually or together exceed the amount of any applicable limit or sublimit, a fair and reasonable allocation of such limit or sublimit shall be made between Viacom and Blockbuster (the “Allocation”). Viacom and Blockbuster shall negotiate the Allocation in good faith for a period not to exceed thirty (30) days. If Viacom and Blockbuster fail to agree upon the Allocation within such thirty-day period, the parties shall be free to submit their dispute to a court of competent jurisdiction for adjudication in accordance with the terms of this Agreement.

Section 5.07 Common Agreements. (a) In connection with each of the Common Agreements, Blockbuster and its Affiliates agree to indemnify and hold harmless Viacom and any of its Affiliates from and against any and all Losses arising out of third party claims or actions (including, without limitation, claims or actions by any party to any such Common Agreement, other than Viacom, Blockbuster or any of their respective Affiliates) to the extent such claim or action seeks payment or performance by Viacom or one of its Affiliates of any liability or obligation of or requirement applicable to Blockbuster or any of its Affiliates under or with respect to the Common Agreements; provided that Blockbuster and its Affiliates will have no liability or obligation to Viacom and its Affiliates for failure to purchase goods or services under the Common Agreements after the Split-Off Date, except where Blockbuster or one of its Affiliates has, in anticipation of the Split-Off, entered into a written agreement with the applicable third party to extend Blockbuster’s or such Affiliates’ participation under the Common Agreement past the Split-Off Date. As used in this Agreement, “Common Agreements” means written agreements both (x) to which Viacom and/or any of its Affiliates is a party, and (y) to which Blockbuster and/or any of its Affiliates is a party, or under which Blockbuster and/or any of its Affiliates is deemed a party or receives goods or services by virtue of Viacom’s ownership of Blockbuster.

(b) In connection with each of the Common Agreements, Viacom and its Affiliates agree to indemnify and hold harmless Blockbuster and any of its Affiliates from and against any and all Losses arising out of third party claims or actions (including, without limitation, any claims or actions by any party to any such Common Agreement, other than

Viacom, Blockbuster or any of their respective Affiliates) Blockbuster or its Affiliates incur in connection with any breach of any obligation of Viacom or any of its Affiliates under or with respect to the Common Agreements.

(c) Viacom shall, consistent with past practice, allocate to Blockbuster and its Affiliates the applicable pro rata portion of amounts received from and amounts payable to third parties under the Common Agreements; provided that (i) Blockbuster and its Affiliates will have no liability or obligation to Viacom and its Affiliates for failure to purchase goods or services under the Common Agreements after the Split-Off Date, except where Blockbuster or one of its Affiliates has, in anticipation of the Split-Off, entered into a written agreement with the applicable third party to extend Blockbuster’s or such Affiliates’ participation under the Common Agreement past the Split-Off Date, and (ii) Blockbuster and its Affiliates will not be allocated any portion of any “clawback” amounts, termination fees or similar payables to third parties under the Common Agreements as a result of the Split-Off. Amounts so allocated to Blockbuster or any of its Affiliates will be treated as a receivable or payable, as the case may be, of Blockbuster from or to Viacom and deemed to be an Intercompany Receivable or Payable, as the case may be, for purposes of the intercompany account settlement contemplated by Section 5.08.

(d) Viacom shall, and shall cause its Affiliates to, reasonably cooperate with Blockbuster and take actions reasonably requested by Blockbuster, in each case at Blockbuster’s expense with respect to third party costs, in order to provide Blockbuster and its Affiliates with the ability to enforce the rights and benefits they would have had under the Common Agreements had they been an actual party.

Section 5.08 Intercompany Accounts. Except with respect to matters covered in the Tax Matters Agreement, effective at the close of business on the last day of (x) the month in which the Split-Off Date occurs and (y) each month thereafter, Blockbuster and Viacom shall, respectively, take or cause to be taken such actions as may be necessary such that all Intercompany Receivables and Payables as of the end of the preceding month, as applicable, are discharged in full, until such time as no such amounts remain outstanding. To the extent any amount of any Intercompany Receivable or Payable is 90 days or more past due, such past due amount owing by one party to the other shall bear interest at the default rate of interest on the owing party’s senior indebtedness. As used in this Agreement, “Intercompany Receivables and Payables” means receivables and payables of Blockbuster from or to, as applicable, Viacom or any of its Affiliates, to the extent that they both (i) relate to the period prior to the Split-Off Date, are payable after the Split-Off Date under Article II of the Transition Services Agreement, relate to a Common Agreement (which, for the avoidance of doubt, does not include payments by either party to the other pursuant to Section 5.07 of this Agreement), or relate to ongoing use of Blockbuster space by Viacom internal audit employees; and (ii) are of a type that has consistent with past practice prior to the Split-Off Date been settled in the aggregate as part of the intercompany settlement process between Viacom and its Affiliates and Blockbuster.

Section 5.09 Employee Benefits Matters. (a) Viacom Pension Plan and Excess Pension Plan. (i) Viacom shall retain the accrued liabilities in the Viacom Pension Plan, or in any other defined benefit pension plan sponsored by Viacom or a Viacom Subsidiary that is or has been a member of Viacom’s “controlled group”, within the meaning of Code Section

414(b), to which such liabilities are transferred or into which the Viacom Pension Plan is merged (the “VPP”) that are attributable to current and former employees of Blockbuster, and to the beneficiaries of such current and former Blockbuster employees (collectively, the “BBI Participants”). BBI Participants shall be eligible to receive their benefits under the VPP in accordance with the terms of the VPP upon their separation from service with Blockbuster. Blockbuster agrees to inform Viacom as soon as is reasonably possible of the separation from service of any BBI Participant in order to assist Viacom in the processing of any VPP payments to such BBI Participant. Viacom shall retain responsibility for the administration of the VPP in regard to the BBI Participants, and agrees to provide a level of service to such BBI Participants that is consistent with that provided to other similarly situated VPP participants. Viacom agrees that it shall be responsible for all regulatory filings and communications to BBI Participants concerning the VPP that are required by law or the terms of the VPP, such communications to include rollover notices, information on distribution options, Summary Plan Descriptions and Summary Annual Reports. Blockbuster shall provide to Viacom (or, if so instructed by Viacom, to the third-party record keeper for the VPP) on a monthly basis updated BBI Participant employment information needed to assist Viacom in providing any required participant communications and in processing any VPP payments to BBI Participants.

(ii) Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 5.09(f) of this Agreement, Blockbuster agrees that it shall indemnify Viacom for any actuarial losses with respect to the VPP that result from the acceleration of the date of separation from service with Blockbuster of any BBI Participant that is directly attributable to (A) the closing or sale of Blockbuster stores or the reduction in the number of Blockbuster employees that is the result of an action that requires Blockbuster to distribute a notice under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), or (B) an action designed by Blockbuster to provide an incentive for a BBI Participant to accelerate his termination or retirement from Blockbuster, including, but not limited to, an early retirement window program. Blockbuster shall notify Viacom of the occurrence of any event described in (A) and (B) above (each of which is a “Pension Event”) within 30 days of such event, and shall cooperate with Viacom in providing data to Viacom to aid in the determination of actuarial losses. Actuarial losses shall be determined by the enrolled actuary for the VPP (the “VPP Actuary”) with respect to each Pension Event and be measured by the difference (positive or negative) between the accumulated benefit obligation for all BBI Participants affected by the Pension Event using (1) immediate commencement of benefits under the actual forms of benefit payment elected and (2) projected commencement of benefits, both to be determined as of the date of the Pension Event and based on the actuarial assumptions and methods (i) used by the VPP Actuary in preparing the annual actuarial valuation of the VPP and (ii) incorporated in the VPP financial statements approved by the independent auditor of the VPP and used in such valuation (the “VPP Assumptions”), and using data from the actuarial valuation incorporated therein, projected ahead to the date of the Pension Event. At the time that it informs Blockbuster of the amount of the actuarial loss Viacom shall provide Blockbuster with materials reasonably necessary for Blockbuster to verify that the calculation of the actuarial loss was properly performed using the VPP Assumptions. Blockbuster will have 30 days following the date that it receives the VPP Actuary’s calculation of actuarial losses to review and verify that the calculation was properly performed using the VPP Assumptions. If Blockbuster does not in good faith agree that the calculation of the amount of actuarial losses as determined by the VPP

Actuary was properly performed using the VPP Assumptions, Viacom and Blockbuster will cooperate with each other and use their best efforts to resolve any differences in the calculation of actuarial losses. If Viacom and Blockbuster fail to agree that the calculation of actuarial losses was properly performed using the VPP Assumptions, the parties shall be free to submit their dispute to arbitration by an independent actuary agreed to by the parties. This Indemnity shall survive the Split-Off Date without limitation. Viacom is responsible for, and Blockbuster will not be required to pay, the first $1,000,000 of actuarial losses calculated pursuant to this Section 5.09(a)(ii). Blockbuster will only be responsible for total actuarial losses in excess of $1,000,000, but not for any actuarial losses in excess of $5,000,000. In no event shall the total amount payable by Blockbuster to Viacom pursuant to the indemnification obligation of this Section 5.09(a)(ii) exceed $4,000,000.

(iii) Blockbuster agrees that as of the Split-Off Date it shall assume up to $800,000 of the liabilities under the non-qualified Viacom Excess Pension Plan (the “Excess Plan”) that are attributable to current and former employees of Blockbuster, and to the beneficiaries of such current and former Blockbuster employees. Viacom agrees that it shall continue to administer the payment of benefits under the Excess Plan to such current and former employees and beneficiaries of Blockbuster. Within 30 days following each June 30 and December 31, Viacom will submit a statement to Blockbuster of amounts paid by Viacom under the Excess Plan during the applicable six month period that are reimbursable to Viacom by Blockbuster. Blockbuster will pay such amount, up to an aggregate of $800,000, to Viacom within 45 days following receipt of the bi-annual statement. In no event shall the total amount payable by Blockbuster to Viacom pursuant to this Section 5.09(a)(iii) exceed $800,000.

(b) Certain Insured Viacom Programs. (i) In accordance with Section 5.06 of this Agreement, and except as provided in subsection (ii) of this Section 5.09(b), Blockbuster shall cease to be covered as of the Split-Off Date under any underlying insurance contract issued to Viacom to provide benefits under certain insured employee benefit plans and programs sponsored by Viacom in which Blockbuster participated prior to the Split-Off Date. Such insured plans and programs (collectively referred to as the “Insured Programs”) shall include the plans and programs that provide coverage for Basic Life, Group Universal Life and Accidental Death and Dismemberment Insurance, Long-Term Disability Insurance and Business Travel and Accident Insurance.

(ii) Except to the extent already provided, Viacom agrees to provide Blockbuster with copies of existing policies, agreements, regulatory filings and other documentation in its possession related to Blockbuster’s participation in the Insured Programs. Viacom agrees that its internal Corporate staff shall use its best efforts to assist Blockbuster in separating from the Insured Programs, and in securing separate coverage for Blockbuster, to be effective no later than the Split-Off Date.

(iii) Except as expressly indicated otherwise, the provisions of Section 5.06 of this Agreement shall apply to Blockbuster’s participation in the Insured Programs.

(iv) Blockbuster agrees that as of the Split-Off Date it shall assume the liabilities for Debra Hopes and Thomas Wood, who as of the Split-Off Date are receiving payments under a self-funded Long Term Disability program, and that Blockbuster shall be responsible for all payments due to such individuals following the Split-Off Date. Viacom represents and warrants to Blockbuster that the combined total of the annual payments due to such individuals under the self-funded Long-Term Disability program is $14,996.04, and that such amount will not increase with the passage of time. Viacom will be responsible for any amounts payable to Debra Hopes and Thomas Wood in excess of $14,996.04 per year. At least 30 days prior to the Split-Off Date, Viacom will provide to Blockbuster a copy of the self-funded Long Term Disability program and such other documentation reasonably necessary for Blockbuster to satisfy its obligations under this Section 5.09(b)(iv).

(c) International SOS (emergency evacuation service). (i) Effective June 30, 2004, Blockbuster shall cease to be covered in International SOS, Viacom’s emergency evacuation service.

(ii) Except to the extent already provided, Viacom agrees to provide Blockbuster with copies of existing policies, agreements, regulatory filings and other documentation in its possession related to Blockbuster’s participation in International SOS. Viacom agrees that its internal Corporate staff shall use its best efforts to assist Blockbuster in separating from International SOS, and in securing separate coverage for Blockbuster, to be effective no later than July 1, 2004.

(iii) Except as expressly indicated otherwise, the provisions of Section 5.06 shall apply to Blockbuster’s participation in International SOS.

(d) International Matters. (i) Except to the extent already provided, Viacom agrees to provide Blockbuster with copies of existing policies, agreements, regulatory filings and other documentation in its possession related to Blockbuster’s participation in Viacom’s Canadian pension and health programs. Viacom agrees that its internal Corporate staff shall use its best efforts to assist Blockbuster in separating from any Viacom Canadian programs, and in securing separate coverage for Blockbuster, to be effective no later than the Split-Off Date.

(ii) Except to the extent already provided, Blockbuster agrees to provide Viacom with copies of existing policies, agreements, regulatory filings and other documentation in its possession related to Viacom’s participation in Blockbuster’s Australian Superannuation Plan. Blockbuster agrees that its internal Corporate staff shall use its best efforts to assist Viacom in separating from the Superannuation Plan, and in securing separate coverage for Viacom, to be effective no later than July 1, 2004.

(iii) Viacom agrees that its internal Corporate staff shall use its best efforts to assist Blockbuster in separating from any Viacom International Insurance Pooling arrangements, to be effective no later than the end of the current measurement year. Viacom shall pay to Blockbuster its proportionate share of any international dividend that is paid or is payable for the last measurement year in which Blockbuster participates in the program within 45 days following the time that Viacom receives payment of the international dividend for such measurement year. Viacom agrees that it will not take any action to delay its receipt of any payment of an international dividend to which this Section 5.09(d)(iii) applies.

(e) Miscellaneous Matters. (i) Viacom agrees to provide to Blockbuster information and documentation in its possession that is necessary to facilitate Blockbuster’s preparation and filing of Annual Reports, Summary Annual Reports, Summary Plan Descriptions and Summary of Material Modifications for any employee benefit plan that Blockbuster has in effect following the Split-Off Date.

(ii) Viacom agrees to provide Blockbuster with copies of materials prepared or obtained by Viacom to reasonably assist Blockbuster in its compliance with the medical privacy requirements of the Health Insurance Portability and Accountability Act of 1996.

(iii) If the Split-Off Date occurs on or after the first Blockbuster payroll period in July 2004, Viacom agrees to file a final EEO1/VETS 100 Report that includes Blockbuster data, and to provide a copy of such report to Blockbuster. If the Split-Off Date occurs prior to the first Blockbuster payroll period in July 2004, Viacom will not include Blockbuster data in the EEO1/VETS 100 Report that it files, and agrees to provide Blockbuster with a copy of the notification it provides to the EEOC that Blockbuster is no longer a part of Viacom’s reporting group. Viacom agrees to provide Blockbuster with copies of all previously filed EEO1/VETS 100 Reports that include Blockbuster data.

(f) Indemnification. (i) Viacom agrees to indemnify and hold harmless Blockbuster and its Subsidiaries and Affiliates (the “Blockbuster Indemnitees”) from and against any and all Losses incurred by any of the Blockbuster Indemnitees (including, without limitation, Losses that result from reimbursing or indemnifying past, present or future Representatives of the Blockbuster Indemnitees, any of the successors and assigns of the Blockbuster Indemnitees or any of the successors and assigns of such Representatives), in connection with, arising out of or relating to any act or omission (whether taken or not taken) by Viacom, any of its Subsidiaries or Affiliates or any of their respective Representatives in connection with one of the Viacom or Blockbuster employee benefit plans or programs. Notwithstanding the preceding sentence, nothing in Section 5.09(f)(i) of this Agreement shall confer on any Blockbuster Indemnitee who is an individual and who participates in any such plan any right or entitlement under such plan or against Viacom in excess of those rights and entitlements provided for under the terms of such plan.

(ii) Blockbuster agrees to indemnify and hold harmless Viacom and its Subsidiaries and Affiliates (the “Viacom Indemnitees”) from and against any and all Losses incurred by any of the Viacom Indemnitees (including, without limitation, Losses that result from reimbursing or indemnifying past, present or future Representatives of the Viacom Indemnitees, any of the successors and assigns of the Viacom Indemnitees or any of the successors and assigns of such Representatives), in connection with, arising out of or relating to any act or omission (whether taken or not taken) by Blockbuster or any of its Subsidiaries or Affiliates or any of their respective Representatives in connection with one of the Blockbuster or Viacom employee benefit plans or programs. Notwithstanding the preceding sentence, nothing in Section 5.09(f)(ii) of this Agreement shall confer on any Viacom Indemnitee who is an individual and who participates in any such plan any right or entitlement under such plan or against Blockbuster in excess of those rights and entitlements provided for under the terms of such plan.

(iii) Without limiting the generality of subsection (i) of this Section 5.09(f), (a) Viacom agrees to indemnify and hold harmless the Blockbuster Indemnitees from and against any and all Losses incurred by any of the Blockbuster Indemnitees arising out of, by reason of or otherwise in connection with the VPP for pension funding liabilities, pension termination liabilities or pension-related excise or other taxes, except to the extent that the Losses were caused directly or indirectly by acts or omissions (whether taken or not taken) by a Blockbuster Indemnitee; and (b) except as otherwise contemplated by the indemnification provisions of Section 5.09(a)(ii), Blockbuster agrees to indemnify and hold harmless the Viacom Indemnitees from and against any and all Losses incurred by any of the Viacom Indemnitees arising out of, or by reason of or otherwise in connection with the VPP for pension funding liabilities, pension termination liabilities or pension-related expense or other taxes, to the extent that the Losses were caused directly or indirectly by acts or omissions (whether taken or not taken) by a Blockbuster Indemnitee.

Section 5.10 Legal Billing Matters. Viacom shall promptly (and in any event within ten business days of receipt) forward to Blockbuster any Blockbuster legal invoices received by Viacom on or after September 1, 2004 or such earlier date designated by Blockbuster on 30 days’ prior written notice (the “Transition Date”), and Viacom shall not commence processing of such invoices as part of Viacom’s e-billing system thereafter. Promptly after the Transition Date, and in any event within ten business days thereof, Viacom shall provide Blockbuster with a list and copies of all unpaid legal invoices not previously forwarded to Blockbuster, whether or not they have already been scanned into Viacom’s ebilling system. Blockbuster may, at its option, instruct its legal service providers to start submitting invoices directly to Blockbuster at any time, including prior to the Transition Date. Viacom and Blockbuster shall cooperate with each other in (i) causing Blockbuster’s legal service providers to submit invoices directly to Blockbuster and (ii) allocating and paying amounts due reflected on legal invoices from legal service providers which include charges relating to Viacom matters and Blockbuster matters in the same invoice. At Blockbuster’s request, Viacom shall promptly provide Blockbuster or Blockbuster’s designated agent with computer (which, to the extent reasonable, shall include at Blockbuster’s request electronic versions of the information for purposes of conversion to the new system) and other reasonable access to historical information relating to Blockbuster legal invoices paid by Viacom. Viacom shall reasonably cooperate with Blockbuster in connection with the transition to Blockbuster of the administration of the historical legal invoice information and the legal invoice payment process.

Section 5.11 Stockholder Approval Matters. Viacom shall promptly Viacom International and each of their applicable Subsidiaries each shall, as a stockholder of Blockbuster, vote at the Blockbuster Inc. 2004 Annual Stockholders Meeting in favor of the amendment and restatement of Blockbuster’s certificate of incorporation and by-laws, each in substantially the form approved by the Blockbuster Board of Directors for inclusion in the proxy statement for the Blockbuster Inc. 2004 Annual Meeting of Stockholders, and to refrain from acting by written consent or otherwise to cause or support different or further amendments. Notwithstanding anything in this Agreement to the contrary, Viacom shall not effect the

Exchange Offer or the Split Off unless and until the matters listed in the preceding sentence are approved by the requisite vote or consent of the Blockbuster stockholders.

ARTICLE VI

ASSIGNMENT AND ASSUMPTION

Section 6.01 Assignment of Obligations. Pursuant to the assignment provision of Section 10.07 of the Wherehouse Stock Purchase Agreement, Viacom International hereby transfers, conveys, sets over and assigns to Blockbuster any and all rights under the Wherehouse Stock Purchase Agreement and any ancillary agreements executed in connection therewith.

Section 6.02 Assumption of Obligations. Blockbuster hereby undertakes, assumes and agrees to perform all of the duties, obligations and liabilities of Viacom International under the Wherehouse Stock Purchase Agreement and any ancillary agreements executed in connection therewith.

Section 6.03 Assignment of Certain Employment Agreements. On or about the Split-Off Date, Viacom will transfer, convey, set over and assign to Blockbuster any and all employment agreements between “Blockbuster Entertainment Group, a business unit of Viacom,” and the employees who are a party to such employment agreements.

Section 6.04 Assumption of Certain Employment Agreements. On or about the Split-Off Date, Blockbuster will undertake, assume and agree to perform all of the duties, obligations and liabilities of “Blockbuster Entertainment Group, a business unit of Viacom,” under the employment agreements referred to in Section 6.03 herein.

ARTICLE VII

OPTIONS

Section 7.01 Options (a) Blockbuster hereby grants to Viacom International, on the terms and conditions set forth herein, a continuing right (the “Blockbuster Class B Common Stock Option”) to purchase from Blockbuster, at the times set forth herein, such number of shares of Blockbuster Class B Common Stock as is necessary to allow Viacom International to maintain the Ownership Percentage. The exercise price for the shares of Blockbuster Class B Common Stock purchased pursuant to the Blockbuster Class B Common Stock Option shall be the Market Price of the Blockbuster Class A Common Stock as of the date of first delivery of notice of exercise of the Blockbuster Class B Common Stock Option by Viacom International to Blockbuster.

(b) The provisions of Section 7.01(a) hereof notwithstanding, the Blockbuster Class B Common Stock Option granted pursuant to Section 7.01(a) shall not apply and shall not be exercisable in connection with the issuance by Blockbuster of any shares of Blockbuster Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Blockbuster, so long as, from and after August 16, 1999 and prior to the issuance of such shares, Blockbuster or Viacom International has repurchased from shareholders and Blockbuster has not subsequently reissued a number of shares equal or greater to the number of shares to be issued in any such issuance.

(c) Blockbuster hereby grants to Viacom International, on the terms and conditions set forth herein, a continuing right (the “Nonvoting Stock Option” and, together with the Blockbuster Class B Common Stock Option, the “Options”) to purchase from Blockbuster, at the times set forth herein, such number of shares of Nonvoting Stock as is necessary to allow the Viacom International to own 80 percent of each class of outstanding Nonvoting Stock. The exercise price for the shares of Nonvoting Stock purchased pursuant to the Nonvoting Stock Option shall be the price at which such Nonvoting Stock is then being sold to third parties, or, if no Nonvoting Stock is being sold, the fair market value thereof as determined in good faith by an independent investment advisor.

Section 7.02 Notice. At least two business days prior to the issuance of any shares of Blockbuster Common Stock (other than in connection with the IPO, including the full exercise of all underwriters’ over-allotment options granted in connection therewith and other than issuances of Blockbuster Common Stock Viacom International) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Blockbuster Class B Common Stock Option, would result in a reduction in the Ownership Percentage, Blockbuster will notify Viacom International in writing (a “Blockbuster Class B Common Stock Option Notice”) of any plans it has to issue such shares or the date on which such event could first occur. At least two business days prior to the issuance of any shares of Nonvoting Stock (other than issuances of Nonvoting Stock to Viacom International) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Nonvoting Stock Option, would result in the Viacom International owning less than 80 percent of each class of outstanding Nonvoting Stock, Blockbuster will notify Viacom International in writing (a “Nonvoting Stock Option Notice” and, together with a Blockbuster Class B Common Stock Option Notice, an “Option Notice”) of any plans it has to issue such shares or the date on which such event could first occur. Each Option Notice must specify the date on which Blockbuster intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an “Issuance Event” and the date of such issuance or event as an “Issuance Event Date”), the number of shares Blockbuster intends to issue or may issue and the other terms and conditions of such Issuance Event.

Section 7.03 Option Exercise and Payment. The Blockbuster Class B Common Stock Option may be exercised by Viacom International for a number of shares equal to or less than the number of shares that are necessary for the Viacom International to maintain, in the aggregate, the then-current Ownership Percentage. The Nonvoting Stock Option may be exercised by Viacom International for a number of shares equal to or less than the number of shares that are necessary for the Viacom International to own, in the aggregate, 80 percent of each class of outstanding Nonvoting Stock. Each Option may be exercised at any time after receipt of an applicable Option Notice and prior to the applicable Issuance Event Date by the delivery to Blockbuster of a written notice to such effect specifying (i)the number of shares of Blockbuster Class B Common Stock or Nonvoting Stock, as the case may be, to be purchased by Viacom International and (ii) a calculation of the exercise price for such shares. Upon any such exercise of either Option, Blockbuster will, prior to the applicable Issuance Event Date, deliver to Viacom International, against payment therefor, certificates (issued in the name of Viacom International) representing the shares of Blockbuster Class B Common Stock or Nonvoting Stock, as the case may be, being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by Blockbuster, for the full purchase price for such shares.

Section 7.04 Effect of Failure to Exercise. Except as provided in Section 7.06, any failure by Viacom International to exercise either Option, or any exercise for less than all shares purchasable under either Option, in connection with any particular Issuance Event shall not affect Viacom International’s right to exercise the relevant Option in connection with any subsequent Issuance Event.

Section 7.05 IPO. Notwithstanding the foregoing, Viacom International shall not be entitled to exercise the Blockbuster Class B Common Stock Option in connection with the IPO of the Blockbuster Class A Common Stock if, upon the completion of the IPO, including the full exercise of all underwriters’ over-allotment options granted in connection therewith, the Ownership Percentage would be greater than 80%.

Section 7.06 Termination of Options. The Options shall terminate upon the occurrence of any Issuance Event that, after considering Viacom International’s response thereto and to any other Issuance Events, results in the Ownership Percentage being less than 45%, other than any Issuance Event in violation of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification Procedures. (a) The indemnification procedures set forth in Section 8.01(b) herein are applicable to any indemnity granted pursuant to this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement and the Indemnity Letter).

(b) If a claim or demand is made against an Indemnified Party by any Person who is not a party to this Agreement or the Ancillary Agreements (a “Third Party Claim”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement or the Ancillary Agreements, such Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim, as promptly as practicable, but in any event no later than 15 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Agreement or the Ancillary Agreements. If the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), if it gives notice of its intention to do so to the Indemnified Party within 15 business days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, subject to reimbursement of reasonable out-of-pocket expenses. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all Losses arising out of such action, claim, suit or proceeding and would not otherwise adversely affect the Indemnified Party. No such Third Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed.

Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

ARTICLE IX

CONDITION TO CONSUMMATION OF TRANSACTIONS; TERMINATION

Section 9.01 Condition. Consummation of the transactions provided for in this Agreement and the Ancillary Agreements is conditioned upon, and shall only be effected upon or after (i) the final approval of the IPO by the Board of Directors of Blockbuster and Viacom, (ii) the final approval of the Split-Off by the Board of Directors of Viacom and (iii) the closing of the IPO.

Section 9.02 Termination. Except with respect to Section 2.07, Section 2.08, Article III, Article IV, Article VIII, Article X and this Section 9.02, this Agreement may be terminated and the IPO and Split-Off abandoned by the Board of Directors of Viacom in its sole discretion, without the approval of Blockbuster at any time prior to the IPO Effective Date or Split-Off Date, as applicable, provided that Section 2.07, Section 2.08, Article III, Article IV, Article VIII, Article X and this Section 9.02 shall survive such termination unless and until such sections are terminated by the mutual written consent of Viacom and Blockbuster. In the event of any such mutual termination, except as set forth in those sections that survive such termination, no party shall have any liability of any kind to the other party.

ARTICLE X

MISCELLANEOUS

Section 10.01 Limitation of Liability. Neither Viacom nor Blockbuster shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

Section 10.02 Further Assurances. Each party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated thereby.

Section 10.03 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the party against which such waiver is to be asserted. Unless other expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operates as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

Section 10.04 Remedies. Each of Viacom and Blockbuster acknowledges and agrees that under certain circumstances the breach by Viacom or any of its Affiliates or Blockbuster or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

Section 10.05 Performance. Each of the parties hereto shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

Section 10.06 References; Construction. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. Unless the context otherwise requires, any reference to a “Section” or an “Exhibit” shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.07 Amendments. This Agreement shall not be supplemented, amended or modified in any manner whatsoever (including without limitation by course of dealing or of performance or usage of trade) except in writing signed by the parties.

Section 10.08 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other party hereto, except that any party hereto may assign this Agreement to a successor to all or substantially all the business of such party (whether by merger, sale of stock or sale of assets or otherwise), provided that the assigning party shall not in any event be released from its obligations, liabilities and duties under this Agreement. The Option granted to Viacom International pursuant to Article VII hereof may be assigned to Viacom or any Subsidiary of Viacom.

Section 10.09 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any portion of this Agreement is declared invalid for any reason in any jurisdiction, such declaration shall have no effect upon the remaining portions of this Agreement, which shall continue in full force and effect as if this Agreement had been executed with the invalid portions thereof deleted; provided that the entirety of this Agreement shall continue in full force and effect in all other jurisdictions.

Section 10.10 Entire Agreement. Other than the Ancillary Agreements, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements, including Article 7 of the Asset Purchase Agreement dated June 7, 1999 between Viacom Entertainment Canada Inc. and Blockbuster Canada Inc., and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 10.11 Notices. All notices, consents, requests, approvals, and other communications provided for or required herein, and all legal process in regard thereto, must be in writing and shall be deemed validly given, made or served, (a) when delivered personally or sent by telecopy to the facsimile number indicated below with a required confirmation copy sent in accordance with subsection (c) below; or (b) on the next business day after delivery to a nationally-recognized express delivery service with instructions and payment for overnight delivery; or (c) on the fifth (5th) day after deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to the following addresses or to such other address as the party to be notified shall have specified to the other party in accordance with this section:

If to Viacom:

Viacom Inc.

1515 Broadway

New York New York 10036

Attention: Michael D. Fricklas, General Counsel

Phone Number: 212-258-6070

Fax Number: 212-258-6099

If to Blockbuster:

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Attention: Ed Stead, General Counsel

Phone Number: 214-854-3499

Fax Number: 214-854-3677

Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto agrees that any dispute relating to or arising from this Agreement or the transactions contemplated hereby shall be resolved only in the court of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate court having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal suit, action or proceeding relating to this Agreement or any transaction contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and appellate court having jurisdiction of appeals in such courts, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such suit, action, or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court;

(b) consents that any such suit, action or proceeding may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction or any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party in its address as provided in Section 10.11 hereof;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law; and

(e) agrees that this Agreement has been entered into in the State of New York and performed in part in the State of New York.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

VIACOM INC.

By:	/s/ MICHAEL D. FRICKLAS
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

VIACOM INTERNATIONAL INC.

By:	/s/ MICHAEL D. FRICKLAS
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

BLOCKBUSTER INC.

By:	/s/ EDWARD B. STEAD
	Name:	Edward B. Stead
	Title:	Executive Vice President and General Counsel

Annex I

The Letter of Credit may be drawn on the conditions and in the amounts specified below:

(i) at any time on or after the Split-Off Date, upon presentation to the issuer(s) of the Letter of Credit of a certificate by any authorized executive officer of Viacom confirming that payment has been made by Viacom or any of its Affiliates under any Guarantee in accordance with Section 5.05 of this Agreement, 100% of such payment; or

(ii) at any time on or after the Distribution Date, upon presentation to the issuer(s) of the Letter of Credit of a certificate by any authorized executive officer of Viacom confirming either (a) that a replacement Letter of Credit from an Approved L/C Issuer has not been issued to Viacom and Viacom International, as required under Section 5.05 of the Agreement, at least 15 business days prior to the expiration of this Letter of Credit or (b) that a replacement Letter of Credit will be issued to Viacom and Viacom International prior to the expiration of this Letter of Credit, but only at a price to Viacom in excess of the Fee Cap, the full Available Amount.

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